UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12
AutoNation, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

AUTONATION, INC.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301
NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS
To Stockholders of AutoNation, Inc.:
The 2015 Annual Meeting of Stockholders of AutoNation, Inc. will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Thursday, May 14, 2015, at 8:00 a.m. Eastern Time for the following purposes as more fully described in the proxy statement:

(1)	To elect the nine director nominees named in the proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2015;

(3)	To consider one stockholder proposal, if properly presented at the Annual Meeting; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Only stockholders of record as of the close of business on March 18, 2015, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use. The proxy statement includes information on what you will need to attend the Annual Meeting.
By Order of the Board of Directors,
Jonathan P. Ferrando
Executive Vice President - General Counsel,
Corporate Development and Human Resources
April 2, 2015

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet. On April 2, 2015, we began mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet. The Notice also contains instructions on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received an email with instructions on how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 14, 2015

Our 2014 Annual Report and this proxy statement are available at www.edocumentview.com/an.

i

AUTONATION, INC.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301

PROXY STATEMENT
This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of AutoNation, Inc. (“AutoNation” or the “Company”) for use at our 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof. Our Annual Meeting will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Thursday, May 14, 2015, at 8:00 a.m. Eastern Time.
Only stockholders of record as of the close of business on March 18, 2015 (the “record date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the record date, there were 113,626,397 shares of AutoNation common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on April 2, 2015.
INFORMATION ABOUT THE ANNUAL MEETING
Agenda

•	To elect the nine director nominees named in this proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2015

•	To consider one stockholder proposal, if properly presented at the Annual Meeting

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting
Vote Recommendations

Proposal	Matter	Board Vote Recommendation
1	Election of Directors	FOR EACH NOMINEE
2	Ratification of the Selection of KPMG LLP as Independent Auditor for 2015	FOR
3	Stockholder Proposal Regarding Proposed Recoupment Policy	AGAINST
Voting Matters
Quorum. The holders of at least 56,813,199 shares (a majority of shares outstanding on the record date) must be present in person or represented by proxy to conduct business at the Annual Meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Voting by Stockholders of Record. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you receive printed copies of the proxy materials by mail, you may also vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Stockholders of record who attend the Annual Meeting may vote in person by obtaining a ballot from the inspector of elections.

Voting by Beneficial Owners. If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by proxy by following the instructions provided in the Notice of Internet Availability of Proxy Materials, vote instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. If you do not provide specific voting instructions to the nominee that holds your shares, such nominee will have the authority to vote your shares only with respect to the ratification of the selection of KPMG LLP as our independent registered public accounting firm (such proposal is considered a “routine” matter under NYSE rules), and your shares will not be voted and will be considered “broker non-votes” with respect to the other proposals (such proposals are considered “non-routine” matters under NYSE rules). To vote in person at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares.
Changing Your Vote. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.
Votes Required to Adopt Proposals. Each share of our common stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal.
Effect of Abstentions and Broker Non-Votes. For the election of directors, broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not be counted as having been voted. For Proposals 2 and 3, abstentions will be counted as present and entitled to vote and will have the same effect as negative votes. For Proposal 3, broker non-votes will not be counted as present and entitled to vote. Brokers will have discretionary authority to vote on Proposal 2 since it is considered a routine matter under NYSE rules.
Voting Instructions. If you complete and submit a proxy with voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and submit a proxy without voting instructions, or if your instructions are unclear, the persons named as proxies will vote as the Board recommends on each proposal. With respect to any other matters properly presented at the Annual Meeting, the persons named as proxies will vote as recommended by our Board of Directors, or if no recommendation is given, in their own discretion.
Proxy Solicitation
We will pay for the cost of soliciting proxies, and we have retained Innisfree M&A Incorporated to assist with the solicitation of proxies for an estimated fee of $15,000 plus reimbursement for expenses. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. As is customary, we will reimburse brokerage firms, banks, and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.
Attending the Annual Meeting
You are entitled to attend the Annual Meeting only if you were an AutoNation stockholder as of the record date or you hold a valid proxy for the Annual Meeting. You may be asked to present valid photo identification and proof of stock ownership as of the record date to be admitted to the Annual Meeting. Directions to the Annual Meeting are provided under “Directions to the 2015 Annual Meeting of Stockholders of AutoNation, Inc.”

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Directors
Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the nine persons listed below to stand for election for a new term expiring at the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified. See “Items To Be Voted On - Proposal 1: Election of Directors.” Except for Tomago Collins, all of the nominees for director were elected by our stockholders at our 2014 Annual Meeting of Stockholders. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board appointed Mr. Collins as a member of the Board effective October 20, 2014. Mr. Larson, our Lead Independent Director, suggested Mr. Collins as a prospective Board candidate. All of our directors are elected annually.
On March 12, 2015, Carlos A. Migoya, who has served as one of our directors since June 2006, informed the Company that he will not stand for re-election to the Board at the Annual Meeting. Mr. Migoya will continue to serve on our Board, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Finance Committee until the completion of the Annual Meeting. On January 15, 2015, Michael E. Maroone provided notice to the Board of his resignation from his positions as President and Chief Operating Officer of the Company and as a member of the Board effective February 3, 2015.
Our Board consists of a diverse group of leaders. Many of our directors have experience serving as executive officers or on boards and board committees of major companies. Many of our directors also have extensive corporate finance and investment banking experience as well as a broad understanding of capital markets. Our directors have a strong owner orientation - approximately 16% of our common stock is held by our directors or entities or persons related to our directors (as of March 18, 2015).
We have set forth below information regarding each director nominated to stand for election, including the specific experience, qualifications, attributes, or skills that led the Board to conclude that such person should serve as a director. Our Corporate Governance and Nominating Committee and the Board believe that the experience, qualifications, attributes, and skills of our directors provide the Company with the ability to address the evolving needs of the Company and represent the best interests of our stockholders.

Nominee	Current Position with AutoNation	Age	Director Since
Mike Jackson	Chairman of the Board, Chief Executive Officer and President	66	1999
Robert J. Brown	Director	80	2010
Rick L. Burdick	Director	63	1991
Tomago Collins	Director	43	2014
David B. Edelson	Director	56	2008
Robert R. Grusky	Director	57	2006
Michael Larson	Director	55	2010
G. Mike Mikan	Director	43	2013
Alison H. Rosenthal	Director	38	2011
Mike Jackson has served as our Chief Executive Officer and Director since September 1999, as our Chairman of the Board since January 2003, and as our President since February 2015. From October 1998 until September 1999, Mr. Jackson served as Chief Executive Officer of Mercedes-Benz USA, LLC, a North American operating unit of DaimlerChrysler AG, a multinational automotive manufacturing company. From April 1997 until September 1999, Mr. Jackson also served as President of Mercedes-Benz USA. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated eleven automotive dealership franchises, including Mercedes-Benz and other brands of automobiles. In January 2014, Mr. Jackson was appointed to the Board of Directors of the Federal Reserve Bank of Atlanta, after previously serving on the Board of Directors of the Federal Reserve Bank of Atlanta’s Miami Branch. Mr. Jackson’s automotive experience, his position as our Chief Executive Officer, and his broad knowledge of our Company and the automotive industry led the Board to conclude that he should serve as one of our directors.

Robert J. Brown has served as one of our directors since February 2010 and also previously served as one of our directors from May 1997 until May 2008. Mr. Brown has served as Chairman and Chief Executive Officer of B&C Associates, Inc., a management consulting, marketing research, and public relations firm, since 1973. Mr. Brown served as a director of Wachovia Corporation from April 1993 until April 2007, Sonoco Products Company from April 1993 until February 2007, and Duke Energy Corporation from April 1994 until May 2005. Mr. Brown’s experience operating B&C Associates, Inc. and his prior public company board experience led the Board to conclude that he should serve as one of our directors.
Rick L. Burdick has served as one of our directors since May 1991. Since 1988, Mr. Burdick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick is managing partner (international) and chair of the global energy practice of the firm. He also serves as Lead Director of CBIZ, Inc. (formerly, Century Business Services, Inc.), a provider of outsourced business services to small and medium-sized companies in the United States. Mr. Burdick’s experience as a senior partner at a large law firm advising large companies on a broad range of corporate transactions and on securities law and corporate governance matters led the Board to conclude that he should serve as one of our directors.
Tomago Collins has served as one of our directors since October 2014. Since July 2012, Mr. Collins has served as Vice President, Communications of Kroenke Sports & Entertainment (“Kroenke”), which owns and operates a multi-billion dollar portfolio of real estate, sports franchises, and cable networks. Mr. Collins has served in various positions at Kroenke since August 2003, including as Vice President, Media from November 2010 until July 2012 and as Vice President, Media & Player Development from October 2008 until November 2010. Mr. Collins serves as a director of Republic Services, Inc. Mr. Collins’ business development, strategic planning, and public affairs experience, as well as his public company board experience, led the Board to conclude that he should serve as one of our directors.
David B. Edelson has served as one of our directors since July 2008. Mr. Edelson is Senior Vice President and Chief Financial Officer of Loews Corporation, a diversified holding company with subsidiaries in the property-casualty insurance, offshore drilling, natural gas transmission and storage, and lodging industries. He joined Loews as a Senior Vice President in May 2005 and became its Chief Financial Officer in May 2014. Prior to joining Loews, Mr. Edelson was Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co. He was named Corporate Treasurer in April 2001 and promoted to Executive Vice President in February 2003. Mr. Edelson spent the first 15 years of his career as an investment banker, first with Goldman, Sachs & Co. and subsequently with JPMorgan Chase & Co. From February 2007 until June 2011, he served as a director of CNA Surety Corporation, and from January 2009 until June 2011, as Chairman of the Board of CNA Surety Corporation. Mr. Edelson’s experience as a senior executive officer of a large holding company owning a wide range of businesses, as well as his prior experience as an investment banker and corporate treasurer, led the Board to conclude that he should serve as one of our directors.

Robert R. Grusky has served as one of our directors since June 2006. In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment management firm for which he serves as Managing Member. He co-founded New Mountain Capital, LLC, a private equity and public equity investment management firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of Strayer Education, Inc., an education services company. From August 2008 until December 2012, he served as a director of AutoZone, Inc. Mr. Grusky’s board experience and experience in investment management, private equity, and investment banking led the Board to conclude that he should serve as one of our directors.
Michael Larson has served as one of our directors since February 2010. Mr. Larson serves as chief investment officer for William H. Gates III, a position he has held since 1994. He is responsible for Mr. Gates’ non-Microsoft investments as well as the investments of the Bill & Melinda Gates Foundation Trust. He serves as a director of Republic Services, Inc., Ecolab Inc., and Fomento Economico Mexicano, S.A.B. de C.V. In addition, he is Chairman of the Board of Trustees of two funds within the Western Asset Management fund complex. From November 1999 through December 2010, Mr. Larson served as a director of Pan American Silver Corp., and from April 2009 through December 2014, he served as a director of Grupo Televisa, S.A.B. Mr. Larson’s investment and business experience and broad understanding of the capital markets, business cycles, and capital investment and allocation led the Board to conclude that he should serve as one of our directors.

G. Mike Mikan has served as one of our directors since March 2013. Mr. Mikan has served as Chairman and Chief Executive Officer of Northern Oak Capital, LLC, a private investment capital group, since January 2015. From January 2013 until December 2014, he served as President of ESL Investments, Inc. Mr. Mikan served as the Interim Chief Executive Officer of Best Buy Co., Inc. from April 2012 until September 2012. From November 1998 through February 2012, he served in various executive positions at UnitedHealth Group Incorporated (“UnitedHealth”), including as Executive Vice President and Chief Financial Officer of UnitedHealth from November 2006 until January 2011. From June 2011 until February 2012, he served as Executive Vice President of UnitedHealth and provided transitional duties for his role as Chief Executive Officer of UnitedHealth’s Optum subsidiary, a diversified health services business, which he was appointed to in January 2011. Mr. Mikan serves as a director of Princeton Private Equity Fund. He served as a director of Best Buy from April 2008 until December 2012. Mr. Mikan’s operational and public company leadership experience and his broad understanding of capital investment and allocation led the Board to conclude that he should serve as one of our directors.
Alison H. Rosenthal has served as one of our directors since March 2011. Since September 2014, she has served as Vice President Strategic Partnerships at Wealthfront, Inc., an automated investment service. From July 2013 until August 2014, Ms. Rosenthal served as Chief Operating Officer of MessageMe, a company that develops and offers a multimedia messaging application for mobile devices. She served as Executive in Residence at Greylock Partners, a leading venture capital firm, from December 2011 until July 2013. From February 2006 until January 2011, Ms. Rosenthal led various initiatives in the Business Development Department at Facebook, Inc., where she served as Senior Manager from February 2006 until July 2008 and as Head of the Global Operator Program, Mobile from July 2008 until January 2011. Ms. Rosenthal served as an associate at General Atlantic Partners, LLC, a global private equity fund focused on IT, from February 2001 until June 2003 and as an analyst at Goldman, Sachs & Co. from July 1998 until July 2000. Ms. Rosenthal’s technology experience, including in the areas of mobile applications and social media, and investment and finance experience led the Board to conclude that she should serve as one of our directors.
Corporate Governance Guidelines and Codes of Ethics
Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of March 16, 2015. The Guidelines serve as a framework within which our Board conducts its operations. The Corporate Governance and Nominating Committee of our Board is charged with reviewing annually, or more frequently as appropriate, the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our Company’s evolving needs.
In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. These codes comply with NYSE listing standards.
A copy of the Guidelines and the codes referenced above are available on our corporate website at investors.autonation.com. You also may obtain a printed copy of the Guidelines by sending a written request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
Role of the Board and Board Structure
Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, who is charged with the conduct of our business, and acts as an advisor and counselor to senior management. Our Board also oversees our business strategy and planning as well as the performance of management in executing our business strategy, assessing and managing risks, and managing our day-to-day operations.
Our Board’s oversight of our business strategy and planning and management of our day-to-day operations includes a review of risks that could impact our goals, objectives, and financial condition. In addition, our Audit, Corporate Governance and Nominating, Compensation, and Finance committees assist the Board in overseeing our management of risk. Our Audit Committee reviews with management significant financial risks as well as our process for assessing and managing risks. Our Corporate Governance and Nominating Committee oversees our company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. Our Compensation Committee reviews and approves our executive compensation program and also reviews the general compensation structure for our corporate and key field employees. Our Finance Committee is responsible for reviewing and making recommendations to the Board with respect to our capital structure and our capital allocation strategy, as well as financial risk management strategies and policies. While our Board oversees our management of risk as outlined above, management is responsible for identifying and managing risks.
The positions of Chairman of the Board and Chief Executive Officer are both currently held by Mike Jackson. The Board believes that this leadership model is currently appropriate for the following reasons:

•	Our Guidelines provide for the selection of a Lead Independent Director whenever the Chairman of the Board is not an independent director.

•	Our independent directors meet in regularly scheduled executive sessions led by our Lead Independent Director without management present.

•
Our Board is stockholder-oriented and focused on the best interests of our stockholders (approximately 16% of our common stock is held by our directors or entities or persons related to our directors (as of March 18, 2015)), a significant portion of our director’s compensation is equity-based, and the Board has established director stock ownership guidelines.

•
Our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. See “Corporate Governance Guidelines and Codes of Ethics” above.

•	The combined role enables decisive leadership, ensures clear accountability, and fosters alignment on corporate strategy.

•	Our independent directors annually review the performance of our Chairman and Chief Executive Officer.

•	The Board believes that it functions well with its current leadership structure and with Mr. Jackson as Chairman of the Board.

•
At our 2009, 2010, 2012, and 2014 Annual Meetings of Stockholders, stockholder proposals to amend our by-laws to require an independent Board chairman were presented, and 86%, 85%, 84%, and 72% of the votes cast, respectively, voted against such proposals.

In addition, we believe that the current leadership structure of the Board supports its risk oversight functions by providing independent leadership at the committee level, executive sessions of the Board of Directors, and ultimate oversight by the full Board.
In May 2014, our Board re-elected Mr. Larson as our Lead Independent Director in accordance with our Guidelines. The Lead Independent Director’s duties include:

•
calling and presiding at executive sessions of the non-management Directors and at meetings of the Board at which the Chairman is not present, and communicating feedback from such sessions and meetings to the Chairman and the Chief Executive Officer;

•	serving as a liaison between the non-management Directors, the Chairman and the Chief Executive Officer, and/or senior management (as applicable);

•	reviewing and advising on Board meeting agendas, schedules, and materials;

•	working with the Chairman and the Chief Executive Officer to approve the scope, quality, quantity, and timeliness of information sent to the Board;

•	being available for communication with major stockholders, in coordination with the Chairman and the Chief Executive Officer; and

•	performing such other duties as the Board may from time to time delegate.

In performing the duties described above, the Lead Independent Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee chairs.
Our Board held 14 meetings and took four actions by unanimous written consent during 2014. In 2014, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served (held during the period for which such person has been a director). Our independent directors held four executive sessions without management present during 2014.
Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. Except for Ms. Rosenthal, who could not attend due to a scheduling conflict, each person who was then serving as a director attended the 2014 Annual Meeting of Stockholders.
Board Committees
Our Board has established four separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Finance Committee. The charters for our Board committees are in compliance with applicable SEC rules and NYSE listing standards. These charters are available at investors.autonation.com. You may obtain a printed copy of any of these charters by sending a request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301. The following table sets forth the current membership of each of our Board’s committees:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee
Robert J. Brown	✓
Rick L. Burdick		✓	Chair
Tomago Collins
David B. Edelson	✓			✓
Robert R. Grusky	Chair
Michael Larson*		Chair		✓
Carlos A. Migoya		✓	✓	✓
G. Mike Mikan		✓	✓	Chair
Alison H. Rosenthal	✓
* Lead Independent Director
Audit Committee
The Audit Committee primarily assists our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal control over financial reporting and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our financial statements, for which management is responsible, and reviewing and approving the scope of the annual audit; (ii) selecting, retaining, compensating, overseeing, and evaluating our independent registered public accounting firm; (iii) reviewing the Company’s critical accounting policies; (iv) reviewing the Company’s quarterly and annual financial statements prior to the filing of such statements with the SEC; (v) preparing the Audit Committee report for inclusion in our proxy statement; and (vi) reviewing with management significant financial risks or exposures and assessing the steps management has taken to minimize, monitor, and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, please refer to the Audit Committee’s charter.
Our Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, NYSE listing standards, the Audit Committee’s charter, and the independence standards set forth in the Guidelines (as discussed below under “Director Independence”). Our Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Directors” above for a description of the business experience of each of Mr. Grusky and Mr. Edelson.

The Audit Committee held seven meetings and took one action by unanimous written consent during 2014. The Audit Committee Report for fiscal 2014, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2014, is set forth below under “Audit Committee Report.”
Compensation Committee
The Compensation Committee primarily assists our Board in fulfilling its compensation oversight responsibilities by, among other things: (i) reviewing our director compensation program and suggesting changes in director compensation to the Board, if appropriate; (ii) reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and other senior executive officers and setting annual and long-term performance goals for these individuals; (iii) reviewing and approving the compensation of all of our corporate officers; (iv) reviewing the Company’s program for management development and succession planning; (v) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including incentive awards and stock-based awards; and (vi) administering our equity compensation plans.
Pursuant to the Compensation Committee’s charter, the Compensation Committee may form subcommittees and may delegate to such subcommittees any or all power and authority of the Compensation Committee as the Compensation Committee deems appropriate, provided that no subcommittee may consist of fewer than two members, and provided further that the Compensation Committee may not delegate to a subcommittee any power or authority required by any applicable laws, regulations, or listing standards to be exercised by the Compensation Committee as a whole.
The Compensation Committee reviews executive compensation at its meetings throughout the year and sets executive compensation. The Compensation Committee also reviews director compensation annually and recommends to the full Board the compensation for non-employee directors. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Compensation Committee with respect to compensation adjustments for such officers. However, the Compensation Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.
In August 2013, the Compensation Committee selected and directly retained the services of Pearl Meyer & Partners (“PM&P”), an independent compensation consulting firm, to provide research and analysis and to make recommendations as to the form and amount of executive and director compensation for 2014. The Compensation Committee sought input from PM&P on executive and director compensation matters for 2014, including the design and competitive positioning of our executive and director compensation programs, our peer group, appropriate compensation levels, and evolving compensation trends. While the Compensation Committee considered input from PM&P, the Compensation Committee’s decisions reflect many factors and considerations.
PM&P does not provide any other services to the Company or its subsidiaries. The Compensation Committee assessed the independence of PM&P pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent PM&P from serving as an independent consultant to the Compensation Committee. The Compensation Committee reviews the appointment of its independent compensation consulting firm annually. As part of the review process, the Compensation Committee considers the independence of the firm in accordance with applicable SEC and NYSE rules.
For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Executive Compensation” below, as well as the Compensation Committee’s charter.
Our Board has determined that each Compensation Committee member has the requisite independence for Compensation Committee membership under NYSE listing standards and the independence standards set forth in the Guidelines. Our Board has also determined that each Compensation Committee member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “outside director” under Section 162(m) of the Code. The Compensation Committee held six meetings and took six actions by unanimous written consent during 2014.

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) reviewing annually, or more frequently as appropriate, the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; (ii) considering and advising the Board with respect to other corporate governance issues; (iii) periodically reviewing our codes of ethics and conduct for directors, officers, and employees; (iv) leading annual evaluations of Board and Board committee performance; (v) assessing periodically our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (vi) reviewing Board candidates recommended by our stockholders; and (vii) recommending to our Board assignments to committees.
Our Board has determined that each Corporate Governance and Nominating Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. In 2014, the Corporate Governance and Nominating Committee held four meetings and took no actions by unanimous written consent.
The Corporate Governance and Nominating Committee has a policy with regard to the consideration of director candidates recommended by stockholders. For information regarding this policy, refer to “Stockholder Communications - Stockholder Director Recommendations” below.
Finance Committee
On February 11, 2014, our Board established a Finance Committee. The duties and responsibilities of the Finance Committee include reviewing and, where appropriate, making recommendations to the Board with respect to: (i) the Company’s capital structure and any material changes thereto, including potential issuances of debt or equity securities; (ii) the Company’s capital allocation strategy, processes and plans, including the Company’s cost of capital; (iii) share repurchase programs and debt repurchases; (iv) financial risk management strategies and policies, including hedging and the use of derivatives; and (v) the Company’s short-term investment policy.
Our Board has determined that each Finance Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. In 2014, the Finance Committee held four meetings and took one action by unanimous written consent.
Director Independence
Under our Guidelines, our Board must consist of a substantial majority of directors who qualify as independent directors under the listing standards of the NYSE. To be considered independent:

•
our Board must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company); and

•	a director must not have a disqualifying relationship, as set forth in the NYSE listing standards.
To assist the Board in determining whether a director is independent, our Board has established director independence standards, which are part of our Guidelines available at investors.autonation.com. Under our director independence standards, none of our non-employee directors has a material relationship with the Company that impairs his or her independence, and our Board has affirmatively determined that all of our directors, except Mr. Jackson, our Chairman, Chief Executive Officer and President, are “independent” under our director independence standards and the listing standards of the NYSE.
Mr. Maroone, our former President and Chief Operating Officer who served as a director during 2014 and for part of 2015, was not “independent” under our director independence standards and the listing standards of the NYSE.

In addition to our independence standards, the directors who serve on our Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not:

•	accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than their director compensation, or

•	be an affiliated person of the Company or any of its subsidiaries.
In accordance with the listing standards of the NYSE, in affirmatively determining the independence of each director who serves on our Compensation Committee, our Board also considered all factors specifically relevant to determining whether each such director has a relationship to the Company which is material to his or her ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•	the source of compensation of each such director, including any consulting, advisory, or other compensatory fee paid by the Company to him or her, and

•	whether he or she is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.
Director Selection Process
The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, and recommending candidates to the Board for nomination and election to the Board. The Committee is also responsible for assessing the appropriate balance of skills and characteristics required of our Board members. The Committee considers candidates suggested by its members and other Board members, as well as management and stockholders.
 In accordance with the Guidelines, candidates, including candidates recommended by stockholders, are selected on the basis of, among other things, broad experience, financial expertise, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, the candidate’s ownership interest in the Company, and willingness and ability to devote adequate time to Board duties, all in the context of assessing the needs of our Board at that point in time and with the objective of ensuring diversity in the background, experience, and viewpoints of our Board members. The Guidelines provide that the number of directors should permit diversity of experience without hindering effective discussion, diminishing individual accountability, or exceeding a number that can function efficiently as a body.
The Board periodically reviews the size of the Board to determine the size that will be most effective for the Company. In addition, the Board completes an annual self-evaluation, which includes a self-assessment questionnaire for each Board member. The self-assessment questionnaire addresses topics such as the structure of the Board, the skills and backgrounds of the current directors, the size of the Board, and the Board’s committee structure. Each of the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee, and the Finance Committee also completes an annual self-evaluation, which includes a self-assessment questionnaire tailored specifically for such committee.
Candidates recommended by our stockholders are considered on the same basis as if such candidates were recommended by one of our Board members or other persons. See “Stockholder Communications - Stockholder Director Recommendations” below.
Certain Relationships and Related Party Transactions
Our Board has adopted a written policy which requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve all related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions. Under SEC rules, a related party is defined as any director, executive officer, nominee for director, or greater than 5% stockholder of the Company, and their immediate family members. Since the beginning of 2014, the Company has not participated in any related party transaction in which any related party had or will have a direct or indirect material interest.

Board Compensation
Our non-employee director compensation program is designed to:

•	ensure alignment with long-term stockholder interests;

•	ensure we can attract and retain outstanding directors who meet the criteria outlined under “Director Selection Process” above; and

•	recognize the time commitments necessary to oversee the Company.
Summary
In 2014, our non-employee director compensation program consisted of the following:

•	annual Board retainer of $50,000 for each non-employee director;

•	annual retainer of $25,000 for the Lead Independent Director;

•	annual committee retainers of $20,000 for the Chair of the Audit Committee and $10,000 for each other Audit Committee member;

•
annual committee retainers of $10,000 for the Chairs of the Compensation Committee, the Corporate Governance and Nominating Committee, and the Finance Committee, and $5,000 for the other members of the Compensation Committee, the Corporate Governance and Nominating Committee, and the Finance Committee;

•	annual award of 5,000 restricted stock units as described below; and

•	expense reimbursement in connection with Board and committee meeting attendance.
On March 17, 2014, our Board of Directors, upon the recommendation of its Compensation Committee, approved the AutoNation, Inc. 2014 Non-Employee Director Equity Plan (the “2014 Director Plan”), which was approved by our stockholders at our 2014 Annual Meeting of Stockholders held on May 6, 2014. The 2014 Director Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards to our non-employee directors. A maximum of 1.0 million shares may be issued under the 2014 Director Plan. Additionally, no director may be granted awards in any calendar year with an aggregate grant date fair market value in excess of $750,000 per director. No additional shares may be issued under the AutoNation, Inc. 2007 Non-Employee Director Stock Option Plan.
Based on a review of market data and in order to further align our non-employee directors’ interests with our stockholders, our Board approved a shift to restricted stock units (“RSUs”) from stock options for our non-employee director equity program, and each of our non-employee directors then serving received a grant of 5,000 vested RSUs under the 2014 Director Plan on May 6, 2014. The RSUs will settle in shares of the Company’s common stock on the first trading day of February 2017, except to the extent a recipient elected to defer settlement of the RSUs beyond such date in accordance with the terms of the award and the 2014 Director Plan. Settlement of the RSUs will be accelerated in certain circumstances as provided in the terms of the award and the 2014 Director Plan, including in the event the recipient ceases to serve as a non-employee director of the Company. If the Company pays a dividend with respect to its common stock, each RSU award will be credited with a number of additional RSUs equal to (i) the aggregate amount or value of the dividends paid with respect to the number of shares subject to the award on the dividend record date divided by (ii) the fair market value per share on the payment date for such dividend. Any such additional RSUs will be subject to the same terms and conditions of the award, and the shares subject to such additional RSUs will be distributed only upon the distribution of the underlying shares with respect to which the dividend equivalents were granted.
Our non-employee directors became eligible to defer all or a portion of their annual and committee retainers under the AutoNation, Inc. Deferred Compensation Plan (the “DCP”) beginning in January 2011. Please refer to “Executive Compensation - Compensation Tables - Non-Qualified Deferred Compensation in Fiscal 2014” for additional information regarding the DCP.

2014 Director Compensation
The following table sets forth the compensation earned during 2014 by each non-employee director who served in 2014.

2014 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Robert J. Brown	60,000		267,850	327,850
Rick L. Burdick	65,000	(2)	267,850	332,850
Tomago Collins	12,500	(3)	—	12,500
David B. Edelson	65,000	(2)	267,850	332,850
Robert R. Grusky	70,000	(2)	267,850	337,850
Michael Larson	90,000		267,850	357,850
Carlos A. Migoya	63,333	(4)	267,850	331,183
G. Mike Mikan	70,000		267,850	337,850
Alison H. Rosenthal	60,000		267,850	327,850

(1)
The amounts reported in this column reflect the grant date fair value of awards computed in accordance with FASB ASC Topic 718. On May 6, 2014, each of our non-employee directors received a grant of 5,000 vested RSUs under the 2014 Director Plan, except for Mr. Collins, who joined the Board on October 20, 2014. The grant date fair value of each RSU granted on May 6, 2014 was $53.57, the closing price per share of our common stock on such date.

(2)	Amount deferred under the DCP.

(3)	Mr. Collins joined the Board in October 2014, and his Board retainer was prorated accordingly.

(4)	Mr. Migoya joined the Finance Committee in May 2014, and his Finance Committee retainer was prorated accordingly.
Outstanding Equity Awards
The following table sets forth information regarding the number of RSUs and the number of options held by each of our non-employee directors as of December 31, 2014:

Name	Aggregate Number of RSUs Held as of 12/31/2014	Aggregate Number of Options Held as of 12/31/2014

Robert J. Brown	5,000	25,000
Rick L. Burdick	5,000	80,000
Tomago Collins	—	—
David B. Edelson	5,000	150,000
Robert R. Grusky	5,000	120,000
Michael Larson	5,000	110,000
Carlos A. Migoya	5,000	60,000
G. Mike Mikan	5,000	15,000
Alison H. Rosenthal	5,000	55,000

Director Stock Ownership Guidelines
On March 17, 2014, our Board amended our director stock ownership guidelines to increase the ownership expectation from $100,000 to $750,000 in shares of our common stock. Each non-employee director is expected to satisfy the new guidelines by the later of March 17, 2019 or five years after his or her initial appointment to the Board. The following table sets forth information regarding the number of shares (including vested RSUs) held by each non-employee director nominated to stand for election as of March 18, 2015.

DIRECTOR STOCK OWNERSHIP GUIDELINES
Name	Number of Shares Held(1)	Fair Market Value of Shares Held(1) ($)	Progress	Deadline
Robert J. Brown	10,200	641,376	86%	March 2019
Rick L. Burdick	24,490	1,539,931	Achieved	March 2019
Tomago Collins	5,000	314,400	42%	October 2019
David B. Edelson	14,850	933,768	Achieved	March 2019
Robert R. Grusky	17,381	1,092,917	Achieved	March 2019
Michael Larson	13,000	817,440	Achieved	March 2019
G. Mike Mikan	10,000	628,800	84%	March 2019
Alison H. Rosenthal	10,000	628,800	84%	March 2019

(1)	The fair market value of the shares is based on the closing price of a share of our common stock on the NYSE as of March 18, 2015 ($62.88).
Stockholder Communications
Communications with the Company and the Board
Stockholders and interested parties may communicate with the Company through its Investor Relations Department by writing to Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
Stockholders and interested parties interested in communicating with our Board, any Board committee, any individual director, any group of directors (such as our independent directors), or our Lead Independent Director should send written correspondence to Board of Directors c/o Corporate Secretary, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301. Additional information is available on our corporate website at investors.autonation.com.
Stockholder Proposals for Next Year’s Annual Meeting
As more specifically provided in our by-laws, no business may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder proposal to be considered at the 2016 Annual Meeting of Stockholders, including nominations of persons for election to our Board, generally must be properly submitted to us not earlier than January 15, 2016 nor later than February 14, 2016. Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301.
These requirements are separate from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2016 Annual Meeting of Stockholders. Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2016 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary not later than December 4, 2015.

Stockholder Director Recommendations
The Corporate Governance and Nominating Committee has established a policy pursuant to which it considers director candidates recommended by our stockholders. All director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other persons. To recommend a director candidate for consideration by our Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than 120 calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our previous year’s annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements, or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Corporate Governance and Nominating Committee to assist the Committee in appropriately evaluating the candidate.

STOCK OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information as of March 18, 2015 regarding beneficial owners of more than five percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
ESL Investments, Inc. and related entities(2) 1170 Kane Concourse, Suite 200, Bay Harbor, FL 33154	22,663,554	(3)	19.9%
William H. Gates III One Microsoft Way, Redmond, WA 98052	18,117,382	(4)	15.9%
Capital Research Global Investors 333 South Hope Street, Los Angeles, CA 90071	6,519,000	(5)	5.7%

(1)	Based on 113,626,397 shares outstanding at March 18, 2015.

(2)
Includes ESL Partners, L.P. (“Partners”), RBS Partners, L.P. (“RBS”), ESL Institutional Partners, L.P. (“Institutional”), RBS Investment Management, L.L.C. (“RBSIM”), ESL Investments, Inc. (“Investments”), The Edward and Kinga Lampert Foundation (the “Foundation”), and Edward S. Lampert. Partners, RBS, Institutional, RBSIM, Investments, the Foundation, and Mr. Lampert are collectively referred to as the “ESL Entities.”

(3)
Based on a Schedule 13D/A filed with the SEC on July 31, 2014 and subsequent Form 4s filed by the ESL Entities, the total number of AutoNation shares beneficially owned by the ESL Entities consists of 8,730,562 shares held by Partners, 4,554 shares held by Institutional, 262,499 shares held by the Foundation, and 13,665,939 shares held by Mr. Lampert. Partners has sole voting and dispositive power with respect to 8,730,562 shares and shared dispositive power with respect to 13,665,939 shares; RBS has sole voting and dispositive power with respect to 8,730,562 shares and shared dispositive power with respect to 13,665,939 shares; Institutional has sole voting and dispositive power with respect to 4,554 shares; RBSIM has sole voting and dispositive power with respect to 4,554 shares; Investments has sole voting and dispositive power with respect to 8,735,116 shares and shared dispositive power with respect to 13,665,939 shares; the Foundation has sole voting and dispositive power with respect to 262,499 shares; and Mr. Lampert has sole voting power with respect to 22,663,554 shares, sole dispositive power with respect to 8,735,116 shares, and shared dispositive power with respect to 13,665,939 shares.

(4)
Based on a Form 4 filed with the SEC on June 6, 2012 and a Form 13F filed with the SEC on February 13, 2015, the number of shares beneficially owned by Mr. Gates as of March 18, 2015 includes 16,218,666 shares held by Cascade Investment, L.L.C. (“Cascade”) and 1,898,716 shares held by the Bill & Melinda Gates Foundation Trust (the “Trust”). All shares of our common stock held by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade, and all shares of our common stock beneficially owned by the Trust may be deemed to be beneficially owned by Mr. Gates as a co-trustee of the Trust. Mr. Gates has sole voting power with respect to 16,218,666 shares and shared voting power with respect to 1,898,716 shares. The address of Cascade is 2365 Carillon Point, Kirkland, WA 98033, and the address of the Trust is 500 Fifth Avenue North, Seattle, WA 98119.

(5)	Based on a Schedule 13G/A filed with the SEC on February 13, 2015, Capital Research Global Investors has sole voting and dispositive power with respect to 6,519,000 shares.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information as of March 18, 2015, unless otherwise indicated, regarding the amount of our common stock beneficially owned by (1) each of our directors, (2) each of our 2014 named executive officers, and (3) our directors and executive officers as a group. Beneficial ownership includes shares that may be acquired within 60 days of March 18, 2015 through the exercise of outstanding stock options (including, in the case of Mr. Jackson, who is retirement eligible under our equity compensation plans, currently unvested stock options that would accelerate in the event of his retirement, and, in the case of each non-employee director, currently unvested stock options that would accelerate in the event of termination of Board service and vested restricted stock units), as well as shares of restricted stock. Unless otherwise indicated and subject to applicable community property laws, each person listed in the table has sole voting and investment power with respect to the securities listed.

Name of Beneficial Owner	Number of Shares of Common Stock Owned		Number of Shares Acquirable Within 60 days		Shares of Common Stock Beneficially Owned
					Number		Percent(1)
Mike Jackson	114,463		1,058,624	(2)	1,173,087		1.0%
Robert J. Brown	200		35,000	(3)	35,200		*
Rick L. Burdick	14,490		90,000	(3)	104,490		*
Tomago Collins	—		5,000	(4)	5,000		*
David B. Edelson	4,850		160,000	(3)	164,850		*
Robert R. Grusky	7,381		130,000	(3)	137,381	(5)	*
Michael Larson	3,000		120,000	(3)	123,000		*
Carlos A. Migoya	15,150		70,000	(3)	85,150		*
G. Mike Mikan	—		25,000	(6)	25,000		*
Alison H. Rosenthal	—		65,000	(3)	65,000		*
Cheryl Scully	8,627	(7)	11,099		19,726		*
Jonathan P. Ferrando	50,000	(8)	419,848		469,848		*
Alan J. McLaren	16,689	(9)	3,268		19,957		*
Michael E. Maroone(10)	411,147	(11)	1,243,829		1,654,976		1.4%
Michael J. Short(12)	26,579		—		26,579		*
All directors and executive officers as a group (14 persons)(13)	242,820		2,215,303		2,458,123		2.1%

*	Less than 1%.

(1)	Based on 113,626,397 shares outstanding at March 18, 2015.

(2)
Includes 362,018 shares that may be acquired upon exercise of currently vested options, and 696,606 shares underlying currently unvested options since Mr. Jackson is eligible for retirement treatment under the Company’s equity compensation plans. All options held by Mr. Jackson are owned by a trust of which he is the sole trustee and beneficiary. Mr. Jackson disclaims beneficial ownership of 291,180 shares underlying currently unvested options, which options he has agreed to transfer in the future pursuant to a transaction that will be exempt from Section 16 of the Exchange Act pursuant to Rule 16a-12 promulgated thereunder.

(3)	Includes 25,000 shares that may be acquired upon exercise of currently unvested options that would accelerate in the event of termination of Board service and 10,000 vested restricted stock units.

(4)	Includes 5,000 vested restricted stock units.

(5)
Mr. Grusky is a limited partner in ESL Partners, L.P. (“Partners”), which together with certain of its affiliates beneficially owns shares of AutoNation’s common stock. As a limited partner, Mr. Grusky does not have a reportable interest in the AutoNation shares beneficially owned by Partners, and, therefore, such shares are not included in the table as beneficially owned by Mr. Grusky.

(6)	Includes 11,250 shares that may be acquired upon exercise of currently unvested options that would accelerate in the event of termination of Board service and 10,000 vested restricted stock units.

(7)	Includes 6,140 unvested shares of restricted stock.

(8)	Includes 33,000 shares owned by Mr. Ferrando and his wife as tenants by the entirety.

(9)	Includes 14,432 unvested shares of restricted stock.

(10)	Mr. Maroone resigned from his positions as Director, President and Chief Operating Officer of the Company on February 3, 2015, and retired from the Company on April 1, 2015.

(11)	Includes 411,147 shares held by Michael Maroone Family Partnership, a Nevada limited partnership controlled by Mr. Maroone.

(12)
Mr. Short, our Former Executive Vice President and Chief Financial Officer, resigned from the Company effective January 7, 2014. We have no information regarding his common stock ownership as of March 18, 2015. Accordingly, information regarding number of shares of common stock owned is presented as of his resignation date.

(13)	Includes William R. Berman, Executive Vice President and Chief Operating Officer of the Company, and excludes Messrs. Short and Maroone. See footnotes 10 and 12 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, certain of our officers, and persons who beneficially own more than 10% of our stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2014, and written representations that no reports on Form 5 were required, our directors, executive officers, and greater than 10% beneficial owners complied with all such applicable filing requirements.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
Compensation Committee:
Michael Larson, Chair
Rick L. Burdick
Carlos A. Migoya
G. Mike Mikan

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our compensation programs are administered by the Compensation Committee (referred to as the “Committee” in this section) of the Board. The Committee primarily assists our Board in fulfilling its compensation oversight responsibilities by, among other things:

•	reviewing our director compensation program and suggesting changes in director compensation to the Board, if appropriate;

•	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and other senior executive officers and setting annual and long-term performance goals for these individuals;

•	reviewing and approving the compensation of all of our corporate officers;

•	reviewing the Company’s program for management development and succession planning;

•	reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Code, including incentive awards and stock-based awards; and

•	administering our equity compensation plans.
During 2014, the Committee consisted of Messrs. Larson (Chair), Burdick, Migoya, and Mikan.
This section discusses the Company’s compensation policies and programs as it relates to the following “named executive officers” whose compensation information is presented in the tables that follow:

Mike Jackson	Chairman of the Board, Chief Executive Officer and President
Cheryl Scully	Executive Vice President and Chief Financial Officer
Jonathan P. Ferrando	Executive Vice President - General Counsel, Corporate Development and Human Resources
Alan J. McLaren	Senior Vice President, Customer Care
Michael E. Maroone	Former Director, President and Chief Operating Officer
Michael J. Short	Former Executive Vice President and Chief Financial Officer
On January 7, 2014, Mr. Short resigned from the Company, and Ms. Scully was appointed Interim Chief Financial Officer. Ms. Scully was appointed Executive Vice President and Chief Financial Officer of the Company on March 3, 2014. Mr. Maroone resigned from his positions as Director, President and Chief Operating Officer of the Company on February 3, 2015, and retired from the Company on April 1, 2015. Mr. Jackson was named President of the Company effective February 4, 2015, in addition to his positions as Chairman of the Board and Chief Executive Officer of the Company. See “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures” for a description of (i) a separation agreement we entered into with Mr. Short in connection with his resignation and (ii) an amended employment agreement we entered into with Mr. Maroone in connection with his retirement from the Company.
Compensation Philosophy and Objectives
The Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals and to create an owner-oriented culture. The Committee’s objectives in administering our compensation program for executive officers are to ensure that we are able to attract and retain highly-skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The Committee also believes that overall compensation should be fair for the services rendered and that the compensation structure should be transparent, which is why the key components of executive compensation are limited to a base salary, an annual performance incentive award based solely on the achievement of financial targets, and stock-based awards.
Setting Compensation Levels of Executive Officers
The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on our financial and operating performance and on executive management’s performance in executing the Company’s business strategy, optimizing the Company’s business performance and productivity of its business operations, and increasing long-term stockholder value. The Committee also considers the scope of an executive’s duties and responsibilities and individual executive performance. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.
The Committee had no pre-established target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, a significant portion of each named executive officer’s total compensation was allocated to compensation in the form of an annual performance-based incentive award and stock-based awards in order to provide incentives to create and maintain long-term stockholder value. The Committee also reviewed and considered total compensation in setting each element of compensation for our named executive officers.
The Role of the Compensation Consultant. In August 2013, the Committee selected and directly retained the services of Pearl Meyer & Partners (“PM&P”), an independent compensation consulting firm, to provide research and analysis and to make recommendations as to the form and amount of executive compensation for 2014. The Committee sought input from PM&P on executive compensation matters for 2014, including the design and competitive positioning of our executive compensation program, our peer group, appropriate compensation levels, and evolving compensation trends. See “Board of Directors and Corporate Governance - Board Committees - Compensation Committee” above for more information regarding the Committee’s engagement of PM&P.
The Role of Peer Companies and Benchmarking. As part of its review of executive compensation for 2014, the Committee reviewed the executive compensation arrangements at peer group companies. Our peer group includes comparable specialty retail companies based on specific financial measures, including, but not limited to, revenue, total assets, market capitalization, and net income. For purposes of 2014 executive compensation decisions, the Committee undertook a review of the peer group used for 2013 with the assistance of PM&P. The Committee considered several factors in its review and determined, in consultation with PM&P, that, for 2014, J.C. Penney Company, Inc., Office Depot, Inc., Advance Auto Parts, Inc., and RadioShack Corporation should be removed from the peer group and that Dollar General Corp., Genuine Parts Company, Bed Bath & Beyond Inc., and GameStop Corp. should be added to the peer group. These changes were made to improve overall comparability to AutoNation. For 2014, our peer group consisted of the following companies:

AutoZone, Inc.	The Gap, Inc.	Ross Stores, Inc.
Bed Bath & Beyond	Genuine Parts Company	Staples, Inc.
CarMax, Inc.	Kohl’s Corporation	Tiffany & Co.
Dollar General Corp.	Limited Brands, Inc.	The TJX Companies, Inc.
Family Dollar Stores, Inc.	Macy’s Inc.
GameStop Corp.	Nordstrom, Inc.
The Committee reviewed the executive compensation benchmark data, including a report prepared by PM&P containing its findings, data, and recommendations, in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range and to set executive compensation for 2014. The Committee, however, did not set executive compensation at a specific target percentile within the peer group. The Committee focuses on providing compensation that is fair for the services rendered and reflects an executive’s experience, performance, and scope of responsibilities, closely linking executive compensation with the achievement of Company performance goals, and creating an owner-oriented culture, where the interests of our executive officers are aligned with the long-term interests of our stockholders.
2014 Executive Compensation Elements
The key elements of our executive compensation program for the year ended December 31, 2014 were:

•	base salary;

•	annual incentive award; and

•	long-term incentive compensation in the form of stock-based awards.

 Executive officers are also entitled to limited perquisites and other benefits as outlined below under “Perquisites and Other Benefits.” The following is a summary of the considerations underlying each component of compensation paid to our named executive officers for 2014.
Base Salary
We provide our named executive officers and other officers with a base salary to compensate them for services rendered during the fiscal year. The Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Committee considers in setting salaries include the scope of job responsibilities, individual contributions to our success, company-wide performance, and market compensation.
In October 2013, the Committee approved base salary adjustments for Messrs. Jackson and Ferrando. Effective January 1, 2014, Mr. Jackson’s base salary is $1,250,000, and Mr. Ferrando’s base salary is $700,000. On February 10, 2014, the Committee approved a base salary increase from $499,550 to $514,536 for Mr. McLaren effective February 16, 2014. For 2014, Mr. McLaren also earned a supplemental salary of $60,000 as described under “Annual Incentive Awards - 2014 Incentive Awards” below. In connection with her appointment as Executive Vice President and Chief Financial Officer, the Committee approved a base salary of $475,000 for Ms. Scully effective March 3, 2014.
Annual Incentive Awards
2014 Incentive Awards
A core component of our compensation program is the AutoNation Operating Performance incentive plan (the “AOP”), the annual incentive compensation program in which incentive award-eligible, corporate-level employees participate. The AOP is designed to incentivize management to continually improve our operating performance and to use capital to maximize returns. In February 2014, the Committee established performance goals under the AOP for 2014 based upon specified levels of adjusted operating income per basic share and adjusted operating income as a percentage of gross margin.
The following table sets forth the 2014 performance metrics under the AOP:

2014 Performance Metrics	Weight	Threshold Payout Level	Target Payout Level	Maximum Payout Level
Adjusted Operating Income Per Basic Share	75%	$5.74(1)	$6.38	$7.66(2)
Adjusted Operating Income as a Percent of Gross Margin	25%	25.5%(3)	26.5%	N/A(4)

(1)	50% of target payout level.

(2)	200% of target payout level.

(3)	81.25% of target payout level.

(4)
There was no maximum for the adjusted operating income as a percentage of gross margin metric under the AOP. Each 0.1 percentage point change in this performance metric represented a plus or minus 1.875% payout versus target.

In calculating the level of our performance under the AOP, certain adjustments are made to operating income for both metrics to ensure that operating performance is measured to incentivize management appropriately (for example, floorplan interest expense is charged against operating income to ensure management manages this expense; on a generally accepted accounting principles basis, floorplan interest expense is not included in operating income). For the adjusted operating income per basic share metric, operating income per basic share is also adjusted to reflect a capital charge for acquisitions and the repurchase of shares of our common stock. The capital charge is designed to encourage more productive uses of capital and to discourage less productive uses of capital. The adjusted operating income as a percentage of gross margin metric is designed to incentivize management to manage variability in our expense structure and to increase the productivity of our operations so that bottom-line profitability and stockholder value are maximized.

The Committee, in its sole discretion, determines which of our executive officers or other key employees will participate in a separate incentive compensation plan designed to create a direct link between pay and performance for our senior officers and to ensure that annual cash incentive awards payable to our senior officers are tax-deductible by the Company pursuant to Section 162(m) of the Code. The incentive compensation plan for our senior officers that was approved by the Company’s stockholders in 2012 is titled the “AutoNation, Inc. Senior Executive Incentive Bonus Plan” and is referred to as the “Executive Incentive Plan.” Historically, the Committee has selected only those officers who were likely to receive annual compensation in excess of $1 million. Our executive officers may participate in either the AOP or the Executive Incentive Plan, but not both. The Committee is also responsible for identifying annual “performance factors” and establishing specific performance targets with respect thereto that must be met in order for annual incentive awards to be paid under the Executive Incentive Plan.
In early 2014, the Committee established an incentive compensation program for 2014 under the Executive Incentive Plan for the Company’s executive officers. For 2014, the Committee selected Ms. Scully and Messrs. Jackson, Maroone, Ferrando, and McLaren to participate in the Executive Incentive Plan. Since Mr. Short resigned from the Company in January 2014, he participated in neither the AOP nor the Executive Incentive Plan for 2014. Under the terms of the Executive Incentive Plan, the Committee set specific annual performance goals and established an objective formula for calculating the amount of the target awards for participants. The 2014 performance metrics that the Committee established under the Executive Incentive Plan were the same as those that the Committee established for 2014 under the AOP (set forth above). The Committee believes that symmetry between the AOP and the Executive Incentive Plan assures that all participants are appropriately aligned to achieve our objectives.
One hundred percent of the target award for each participant in the AOP and the Executive Incentive Plan was based upon achievement of the predetermined performance goals. Incentive awards under the AOP and the Executive Incentive Plan were payable on a sliding scale based on the Company’s actual achievement relative to the predetermined goals, with the possibility that awards earned may exceed or be less than the targeted payout level. The Committee had absolute “negative discretion” to eliminate or reduce the amount of any award under the AOP and the Executive Incentive Plan.
In 2013, as part of its retention efforts with respect to Mr. Jackson, the Committee established a three-year deferred incentive compensation program for Mr. Jackson (referred to as the “Deferred Bonus Program”), which provides that a portion of the incentive compensation earned by Mr. Jackson (equal to the amount earned in respect of 33 1/3% of his base salary) for each of 2013, 2014, and 2015 will be be paid to him on a deferred basis in February 2016 (without interest), subject to certain terms and conditions.
The following table sets forth the 2014 threshold and target awards, expressed as a percentage of salary, established for each named executive officer, other than Mr. Short, who did not receive a non-equity incentive plan award in 2014.

Participant	2014 Threshold (% of Salary)	2014 Target (% of Salary)	2014 Maximum
Mike Jackson	30.47%	150%	(1)
Cheryl Scully	12.19%	60%	(1)
Jonathan P. Ferrando	18.28%	90%	(1)
Alan J. McLaren	9.14%	45%	(1)
Michael E. Maroone	22.34%	110%	(1)

(1)
The maximum payout level for the adjusted operating income per basic share metric was 200% versus target. While there was no maximum for the adjusted operating income as a percentage of gross margin metric, the maximum amount payable to any one participant in any one year is $5,000,000 under the Executive Incentive Plan. Each 0.1 percentage point change in the adjusted operating income as a percentage of gross margin metric represented a plus or minus 1.875% payout.

 Based on our financial performance against the performance targets, incentive awards under the AOP and the Executive Incentive Plan were paid at 111.06% of the targeted levels. Performance under the AOP and the Executive Incentive Plan for 2014 was calculated as follows:

2014 Performance Metrics	Weight	Target Payout Level	Attainment	Payout	Weighted Payout
Adjusted Operating Income Per Basic Share	75%	$6.38	$6.52	111.0%	83.25%
Adjusted Operating Income as a Percent of Gross Margin	25%	26.5%	27.1%	111.25%	27.81%
Achieved Payout Level					111.06%
Actual payouts to our named executive officers are shown in the table titled “Summary Compensation Table” below. Pursuant to the Deferred Bonus Program, a portion of the 2014 incentive compensation earned by Mr. Jackson under the Executive Incentive Plan (equal to $462,750) will be paid to him on a deferred basis in February 2016 (without interest), subject to certain terms and conditions.
At the end of 2013, we adopted a new management program for 2014 pursuant to which certain employees, including Mr. McLaren, assumed increased responsibilities with respect to key franchises owned by the Company. In connection with the adoption of such program, the Committee approved a new compensatory arrangement for such employees, including Mr. McLaren, pursuant to which Mr. McLaren earned $60,000 in the form of supplemental salary and was eligible to earn up to an additional $180,000 in the form of supplemental incentive compensation for 2014. Based on actual performance against specified performance objectives relating to store profit, customer satisfaction, and sales efficiency measured quarterly for specified manufacturer brands, the total supplemental incentive payout to Mr. McLaren was $60,003 for 2014. No other named executive officers participated in the new management program or related compensatory arrangement for 2014.
Long-Term Incentive Awards
The Committee grants stock-based awards to our named executive officers in order to provide long-term incentives which align the long-term interests of management and our stockholders. The Committee believes that stock-based awards motivate our named executive officers to focus on optimizing our long-term business performance and stockholder value and create an owner-oriented culture. For 2014, the Committee administered our equity compensation plans and approved all stock-based awards under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”), which was approved by our stockholders at the 2008 Annual Meeting of Stockholders.
Stock-based awards are approved on an annual basis in amounts determined by the Committee, while carefully considering the cost to us and our stockholders, including common stock dilution. For 2014, the sum of all stock-based awards granted to AutoNation employees represented potential share issuances equal to approximately 1.0% of our outstanding shares of common stock (0.9% relating to stock options and 0.1% relating to restricted stock), based on the number of shares of our common stock outstanding at the beginning of 2014.
In 2014, the Committee approved two types of stock-based awards: stock options and restricted stock. Consistent with prior practice, Messrs. Jackson, Maroone, and Ferrando received stock options only. Ms. Scully and Mr. McLaren received a mix of stock options and restricted stock. Other eligible employees received either a mix of stock options and restricted stock, or restricted stock only. Since Mr. Short resigned from the Company in January 2014, he did not receive any stock-based awards in 2014.
Since 2009, the practice of the Committee has been to approve an annual stock option award for each eligible employee during the first quarter and to grant the award in four equal increments over the year, subject to continuous employment by the award recipient through each grant date, and, except as otherwise provided by the Committee, subject to the award recipient remaining at the same job grade level. In addition, since 2009, the practice of the Committee has been to approve an annual restricted stock award for each eligible employee and to grant the award on the first trading day in March. In connection with new hires, the Committee has from time to time approved stock-based awards later in the year.

Stock option and restricted stock grants are made to eligible employees on the same terms, other than the number of options or number of restricted shares granted, which varies primarily by position and based on individual performance.
2014 Stock-Based Awards
On February 10, 2014, the Committee approved the 2014 annual stock option awards for eligible employees, including our named executive officers, other than Mr. Short, who did not receive any stock-based awards in 2014. One-fourth of each stock option award that was approved in February 2014 was granted on each of March 3, June 2, September 2, and December 1, 2014.
The 2014 stock option grants have an exercise price equal to the closing price per share on the applicable grant date, will vest in 25% annual increments on each of the first four anniversaries of June 1, 2014, and will expire on March 3, 2024. Detailed information regarding the 2014 stock option grants to our named executive officers is provided in the table entitled “Grants of Plan-Based Awards in Fiscal 2014” below.
Since the Committee approved the 2014 annual stock option awards in February 2014, the exercise price for each of the four grants comprising an annual stock option award was based on the closing price of our common stock on a pre-determined date subsequent to the approval of such award. The Committee believes that this practice is fair and reasonable to the award recipients, the Company, and its stockholders since it minimizes the impact that any particular event could have on the exercise price of stock options, particularly during times of market volatility.
On February 10, 2014, the same date that it approved the 2014 stock option awards, the Committee approved the 2014 restricted stock awards for eligible employees, including Ms. Scully and Mr. McLaren. None of the other named executive officers received shares of restricted stock. See “Grants of Plan-Based Awards in Fiscal 2014” below. The restricted stock awards that were approved in February 2014 were granted on March 3, 2014 and will vest in 25% annual increments on each of the first four anniversaries of June 1, 2014. Recipients of restricted stock have the right to vote and receive dividends on the stock underlying the restricted stock award. Any stock received as a dividend on shares underlying a restricted stock award will be subject to the same restrictions as the shares of stock underlying such restricted stock award.
Ms. Scully received a one-time award of 3,612 shares of restricted stock and a one-time award of 44,828 stock options in connection with her appointment as Executive Vice President and Chief Financial Officer and to recognize her service as Interim Chief Financial Officer. She also received a 2014 annual equity award of 40,000 stock options in her role as Executive Vice President and Chief Financial Officer. All 3,612 shares of restricted stock and 51,207 options were granted on March 3, 2014. An additional 11,207 options were granted on each of June 2, September 2, and December 1, 2014. The shares of restricted stock vest in 25% annual increments on each of the first four anniversaries of June 1, 2014. The stock options have an exercise price equal to the closing price per share on the applicable grant date, will vest in 25% annual increments on each of the first four anniversaries of June 1, 2014, and will expire on March 3, 2024. See also “Grants of Plan-Based Awards in Fiscal 2014” below.
On October 20, 2014, the Committee approved a supplemental award of 62,000 stock options for Mr. Maroone, in addition to his annual stock option award. The supplemental award was granted on December 1, 2014, and the stock options have an exercise price equal to the closing price per share on the grant date. In accordance with the terms of the Company’s equity plans, since Mr. Maroone was retirement-eligible under such plans, all unvested options held by Mr. Maroone at the time of his retirement on April 1, 2015 immediately vested, and all such options and all vested options held by Mr. Maroone will remain exercisable until the earlier of the expiration date of the option or April 1, 2018 (the third anniversary of the date of termination). See also “Grants of Plan-Based Awards in Fiscal 2014” below.
Perquisites and Other Benefits
Our compensation program for named executive officers also includes limited perquisites and other benefits, including participation in the Company’s life and health insurance and similar benefit programs (including the AutoNation 401(k) Plan and the AutoNation, Inc. Deferred Compensation Plan) on the same general terms as other participants in these programs, participation in Company car programs entitling the executives to a demonstrator vehicle and/or a vehicle allowance, and use of an on-site fitness facility. In addition, Mr. Jackson’s employment agreement provides, and Mr. Maroone’s employment agreement provided, for personal use of corporate aircraft of up to 70 hours per year.

Employment Agreements with Executive Officers
In January 2015, we entered into an amended employment agreement with Mike Jackson, pursuant to which Mr. Jackson will continue to serve as Chairman and Chief Executive Officer until December 31, 2019. He was named President of the Company effective February 4, 2015, in addition to his positions as Chairman and Chief Executive Officer. The Committee believes that entering into the employment agreement with Mr. Jackson furthered our efforts to retain him. In January 2015, we also entered into an amended employment agreement with Mr. Maroone in order to, among other things, set forth the effective dates of his resignation from his director and officer positions and his retirement from the Company, extend certain restrictive covenants, and confirm his compensation until his retirement from the Company. See “Summary Compensation Table” and “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures - Michael E. Maroone” below for more information.
Severance and Change in Control Policy and Agreements for Post-Termination Payments
We have a policy governing severance and change in control agreements with the Company’s named executive officers, which is set forth in our Corporate Governance Guidelines. Generally, the policy provides that we will not enter into any severance agreements with senior executives that provide specified benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus unless such severance agreement has been submitted to a stockholder vote. Further, unless such severance agreement has been submitted to a stockholder vote, we will not enter into a severance agreement that provides for the payment of specified benefits to an executive triggered by (i) a change in control of our Company that is approved by stockholders but not completed, or (ii) a completed change in control of the Company in which the named executive officer remains employed in a substantially similar capacity by the successor entity. We have not entered into any change in control agreements with any of our named executive officers.
We have entered into an employment agreement with Mr. Jackson that provides for payments or benefits to him at, following, or in connection with, termination under certain circumstances. In addition, our equity compensation plans provide for accelerated vesting in the event of a “change in control” as defined in such plans. These provisions are designed to promote stability and continuity of senior management. A description of the applicable potential payments pursuant to such provisions for the named executive officers is provided under “Potential Payments Upon Termination or Change in Control” below.
Policy Regarding Recoupment of Certain Incentive Compensation
On February 6, 2015, the Board adopted the AutoNation, Inc. Policy Regarding Recoupment of Certain Incentive Compensation (the “Policy”). Under the Policy, if an officer (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of the Company engages in fraud, intentional misconduct, or gross negligence, and as a result, the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement, then the Company may require reimbursement or forfeiture of all or a portion of any excess incentive compensation paid to or received by such officer, during the three-year period preceding the date on which the Company is required to prepare the restatement, that would not have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the restatement. Each of Ms. Scully, Messrs. Jackson, Ferrando, and McLaren, and William R. Berman, our Executive Vice President and Chief Operating Officer, are covered by the Policy. A copy of the policy is available at investors.autonation.com.
Consideration of the Company’s 2014 Stockholder Vote on Executive Compensation
At our 2014 Annual Meeting of Stockholders, more than 98% of the votes cast voted to approve the advisory resolution on our executive compensation (referred to as the “say-on-pay” vote). The Committee believes that the positive outcome of the say-on-pay vote demonstrates strong stockholder support for the compensation arrangements established by the Committee for our named executive officers, and accordingly, it has not changed its overall approach. At the 2011 Annual Meeting of Stockholders, our stockholders voted to approve a triennial holding of the advisory vote on executive compensation. Accordingly, as previously disclosed by the Company, we will hold non-binding, advisory votes on executive compensation on a triennial basis until the next required non-binding, advisory vote on the frequency of the advisory vote on executive compensation. The Committee believes that our executive compensation program aligns pay with performance and reflects responsible corporate governance practices regarding executive compensation. The Committee will continue to consider the results of the 2014 advisory vote on executive compensation when making future decisions regarding the structure and implementation of our executive compensation program.

2015 Executive Compensation Decisions
2015 Peer Group. For purposes of 2015 executive compensation decisions, the Committee undertook a review of our peer group with the assistance of PM&P. The Committee considered several factors in its review and determined, in consultation with PM&P, that, for 2015, Best Buy Co., Inc. should be added to the peer group. This change was made to improve overall comparability to AutoNation.
Base Salary Adjustments. On October 20, 2014, the Committee approved base salary adjustments for Ms. Scully and Mr. Maroone. Effective January 1, 2015, Ms. Scully’s base salary is $525,000, and Mr. Maroone’s was $1,100,000. On February 5, 2015, the Committee approved a base salary adjustment for Mr. McLaren. Effective February 16, 2015, Mr. McLaren’s base salary is $530,000. In addition, Mr. McLaren will be paid a supplemental salary equal to $30,000 for 2015 as described below.
2015 Annual Incentive Awards. Earlier this year, the Committee selected the 2015 participants under the Executive Incentive Plan, established specific objective annual performance goals for 2015, and set target awards for the 2015 participants under the Executive Incentive Plan. For 2015, the Committee selected each of the Company’s current executive officers to participate in the Executive Incentive Plan. The 2015 participants under the Executive Incentive Plan are set forth below, including William R. Berman, who was appointed Executive Vice President and Chief Operating Officer effective February 4, 2015.

Mike Jackson	Chairman of the Board, Chief Executive Officer and President
Cheryl Scully	Executive Vice President and Chief Financial Officer
Jonathan P. Ferrando	Executive Vice President - General Counsel, Corporate Development and Human Resources
William R. Berman	Executive Vice President and Chief Operating Officer
Alan J. McLaren	Senior Vice President, Customer Care
The performance goals that the Committee established for 2015 under the Executive Incentive Plan are based upon the achievement of specified levels of adjusted operating income per basic share (minus a net charge for capital deployed for acquisitions or share repurchases and subject to an adjustment for certain extraordinary or other items) and adjusted operating income as a percentage of gross margin for the Company during 2015. These performance goals also constitute the performance goals that have been established for incentive award-eligible, corporate-level employees of the Company under the AOP to ensure that the corporate management team is fully aligned. Incentive awards under both the AOP and the Executive Incentive Plan will be payable on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that awards earned may exceed or be less than the targeted level. The Committee will have absolute “negative discretion” to eliminate or reduce the amount of any award under the AOP and the Executive Incentive Plan.
The following table sets forth the 2015 threshold and target awards reflected as a percentage of salary for each participant under the Executive Incentive Plan.

Participant	2015 Threshold (% of Salary)	2015 Target (% of Salary)	2015 Maximum
Mike Jackson	30.47%	150%	(1), (2)
Cheryl Scully	13.20%	65%	(1), (2)
Jonathan P. Ferrando	18.28%	90%	(1), (2)
William R. Berman	16.25%	80%	(1), (2)
Alan J. McLaren	9.14%	45%	(1), (2)

(1)	The maximum payout level for the adjusted operating income per basic share metric is 200% versus target.

(2)
While there is no maximum for the adjusted operating income as a percentage of gross margin metric, the maximum amount payable to any one participant in any one year is $5,000,000 under the Executive Incentive Plan. Each 0.1 percentage point change in the adjusted operating income as a percentage of gross margin metric represents a plus or minus 1.875% payout.

Pursuant to the Deferred Bonus Program, a portion of the 2015 incentive award earned by Mr. Jackson under the Executive Incentive Plan (equal to the amount earned in respect of 33 1/3% of his base salary) will be paid to him on a deferred basis in February 2016 (without interest), subject to certain terms and conditions.
For 2015, Mr. McLaren will participate in the management program adopted by the Committee at the end of 2013, pursuant to which he assumed increased responsibilities with respect to key franchises owned by the Company. In 2015, Mr. McLaren will be paid an additional $30,000 in the form of supplemental salary and will be eligible to earn, subject to the attainment of specified performance objectives consistent with the 2014 performance objectives under this compensatory arrangement discussed above, up to an additional $90,000 in the form of supplemental incentive compensation. No other named executive officer will participate in such management program or related compensatory arrangement for 2015. This compensatory arrangement may be modified or discontinued at any time.
2015 Long-Term Incentive Awards. In the first quarter of 2015, the Committee approved the 2015 annual stock-based awards for Ms. Scully and Messrs. Jackson, Ferrando, Berman, and McLaren. The stock-based awards for 2015 that the Committee approved for such officers are as follows:

Name	2015 Annual Stock Option Award(1)	2015 Annual Restricted Stock Award(2)
Mike Jackson	328,047	—
Cheryl Scully	50,000	—
Jonathan P. Ferrando	137,753	—
William R. Berman	100,000	—
Alan J. McLaren	13,708	4,572

(1)	One-fourth of each award was granted on March 2, 2015, and an additional one-fourth of each award will be granted on the first trading day of each of June, September, and December 2015.

(2)	Granted on March 2, 2015.
In accordance with the 2008 Plan, all options have or will have an exercise price equal to the closing price per share on the applicable grant date, will become exercisable in 25% annual increments on each of the first four anniversaries of June 1, 2015, and will expire on March 3, 2025. All shares of restricted stock will vest in 25% annual increments on each of the first four anniversaries of June 1, 2015.
Company Policy on Section 162(m) Limits on Deductibility of Compensation
Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to compensation paid to our Chief Executive Officer and each of our three other highest-paid named executive officers, other than our Chief Financial Officer, unless such compensation is performance-based as provided by Section 162(m) of the Code and related regulations. Although we generally have attempted to structure executive compensation so as to preserve deductibility, we also believe that there may be circumstances in which our interests are best served by maintaining flexibility in the manner in which compensation is provided, even if that might result in the non-deductibility of certain compensation under the Code. Accordingly, the Committee has from time to time approved elements of compensation for certain senior officers that are not fully deductible, and the Committee reserves the right to do so in the future.

Executive Stock Ownership Guidelines
In order to further align the long-term interests of management and stockholders and to ensure an owner-oriented culture, the Board has set stock ownership guidelines for our Chief Executive Officer and each Executive Vice President. The following table sets forth information regarding the number and dollar value of shares held by these officers as of March 18, 2015 and lists the specific ownership requirements under the ownership guidelines. The ownership guidelines provide that the ownership requirements must be met by the date that is five years after the executive was appointed to the position. Each of these officers has satisfied the ownership guidelines or has time remaining to do so.

EXECUTIVE STOCK OWNERSHIP GUIDELINES
Name	Ownership as of March 18, 2015		Ownership Requirement
	Number of Shares(1)	Dollar Value of Shares(2)
Mike Jackson	114,463	$7,197,433	$5,000,000 (4 x Salary)
Cheryl Scully	2,487	$156,383	$1,050,000 (2 x Salary)
Jonathan P. Ferrando	50,000	$3,144,000	$1,400,000 (2 x Salary)
William R. Berman	1,406	$88,409	$1,400,000 (2 x Salary)

(1)	The number of shares includes common stock beneficially owned by each executive, excluding shares underlying stock options and unvested restricted stock.

(2)	The value of the shares is based on the closing price of a share of our common stock on the New York Stock Exchange as of March 18, 2015 ($62.88).
Conclusion
The Committee believes that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling the Company to attract and retain talented executives. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our stockholders.

COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding compensation earned by each of our named executive officers for 2014, 2013, and 2012, except in the case of Ms. Scully, who was not a named executive officer in 2013 and 2012.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Mike Jackson Chairman, Chief Executive Officer and President	2014	1,250,000		—	—	7,110,567	2,082,375	(4)	—	163,654	(5)	10,606,596
	2013	1,150,000		—	—	3,323,093	1,645,420	(4)	—	164,951		6,283,464
	2012	1,150,000		—	—	3,163,567	2,055,126	(4)	—	179,752		6,548,445
Cheryl Scully Executive Vice President and Chief Financial Officer	2014	446,552		—	190,172	1,797,871	316,521		—	22,570	(6)	2,773,686
Jonathan P. Ferrando Executive Vice President - General Counsel, Corporate Development and Human Resources	2014	700,000		—	—	2,985,859	699,678		—	30,708	(7)	4,416,245
	2013	561,000		—	—	1,998,485	451,507		—	27,876		3,038,868
	2012	561,000		—	—	1,902,514	563,931		—	29,314		3,056,759
Alan J. McLaren Senior Vice President, Customer Care	2014	572,663	(8)	—	240,716	297,126	317,153	(9)	—	19,613	(10)	1,447,271
	2013	497,731		—	189,442	249,811	241,230		—	66,539		1,244,753
	2012	481,025		—	137,587	190,251	290,123		—	122,894		1,221,880
Michael E. Maroone(11) Former President and Chief Operating Officer	2014	1,000,000		—	—	5,985,219	1,221,660		—	246,857	(12)	8,453,736
	2013	1,000,000		—	—	2,659,681	1,073,100		—	319,425		5,052,206
	2012	1,000,000		—	—	2,531,974	1,340,300		—	240,095		5,112,369
Michael J. Short(13) Former Executive Vice President and Chief Financial Officer	2014	11,364		—	—	—	—		—	575,124	(14)	586,488
	2013	561,000		—	—	1,998,485	451,507		—	47,110		3,058,102
	2012	561,000		—	—	1,902,514	563,931		—	45,607		3,073,052

(1)
The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718 for each year shown in the table. For a description of the assumptions used in the calculation of these amounts, see Note 10 of the Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2014, 2013, and 2012, respectively.

(2)	The amounts reported represent amounts paid under the Executive Incentive Plan in respect of the year shown, except as set forth in footnote 9 below.

(3)
The amounts reported for personal usage by Messrs. Jackson and Maroone of corporate aircraft are calculated based on the aggregate incremental cost to the Company. The incremental cost to the Company of personal usage of corporate aircraft by our executives is calculated based on the direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees, and other direct operating costs. The amounts reported for personal usage of cars are based on imputed income attributable to each named executive officer calculated in accordance with Treasury Regulations, which amounts we believe are equal to or greater than our incremental costs of providing such usage. In addition to the perquisites and other benefits identified in the footnotes below, our named executive officers also are eligible to use our on-site fitness facility, and from time to time, use our tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters.

(4)	Includes amounts that are subject to the terms of deferred bonus programs established for Mr. Jackson. See “Compensation Discussion and Analysis - Annual Incentive Awards.”

(5)
Includes $67,868 for personal usage of corporate aircraft, $71,709 for demonstrator vehicle usage and/or a vehicle allowance, and $22,526 for group term life insurance premiums, and the cost of a Company paid executive health examination.

(6)	Includes $19,584 for demonstrator vehicle usage and/or a vehicle allowance.

(7)	Includes $26,264 for demonstrator vehicle usage and/or a vehicle allowance.

(8)
Includes $60,000 earned in the form of supplemental salary for 2014 pursuant to the management program and related compensatory arrangement described under “Compensation Discussion and Analysis - Annual Incentive Awards - 2014 Incentive Awards.”

(9)
Includes $60,003 earned in the form of supplemental incentive compensation for 2014 pursuant to the management program and related compensatory arrangement described under “Compensation Discussion and Analysis - Annual Incentive Awards - 2014 Incentive Awards.”

(10)	Includes $15,600 for vehicle allowance.

(11)	Mr. Maroone resigned from his positions as Director, President and Chief Operating Officer of the Company effective February 3, 2015, and retired from the Company on April 1, 2015.

(12)	Includes $89,676 for personal usage of corporate aircraft, $136,362 for demonstrator vehicle usage and/or a vehicle allowance, and $18,319 for group term life insurance premiums.

(13)	Mr. Short resigned from the Company on January 7, 2014.

(14)
Includes $575,000 for severance compensation (received pursuant to the terms of the Separation Agreement between the Company and Mr. Short described below under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures”).

Employment Agreements. On January 15, 2015, we entered into an amended employment agreement with Mr. Jackson pursuant to which he serves as our Chairman and Chief Executive Officer. He was named President of the Company effective February 4, 2015, in addition to his positions as Chairman and Chief Executive Officer. The agreement, which expires on December 31, 2019 (subject to earlier termination in certain circumstances), provides for a continuation of his base salary of $1,250,000 per year, subject to future increases as determined by the Compensation Committee. Mr. Jackson’s employment agreement also provides for his participation in the Executive Incentive Plan, with bonus eligibility and performance objectives as established by the Compensation Committee, provided that the target award level will be no less than 150% of his base salary. For 2014, Mr. Jackson’s target award under the Executive Incentive Plan was equal to 150% of his base salary. A portion of the incentive awards under the Executive Incentive Plan are payable to Mr. Jackson on a deferred basis (without interest), subject to certain terms and conditions, as described above under “Compensation Discussion and Analysis - Annual Incentive Awards.” The agreement provides that Mr. Jackson will participate in our equity awards program during each year of his employment at the discretion of the Compensation Committee. See “Potential Payments Upon Termination or Change in Control” for a description of certain provisions in his employment agreement that provide for payments or benefits to him at, following, or in connection with, termination under certain circumstances. The agreement also contains non-competition covenants and provides that Mr. Jackson is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.
Prior to the amendment described below under “Potential Payments Upon Termination or Change in Control - Named Executive Officer Departures - Michael E. Maroone,” Mr. Maroone’s employment agreement provided for a continuation of his base salary of $1,000,000 through December 31, 2014 and an increase to $1,100,000 effective January 1, 2015. His employment agreement also provided for participation in the Executive Incentive Plan, with bonus eligibility and performance objectives as established by the Compensation Committee, with a target award level of no less than 110% of his base salary. For 2014, Mr. Maroone’s target award under the Executive Incentive Plan was equal to 110% of his base salary. The agreement also provided that Mr. Maroone would participate in our equity awards program during each year of his employment at the discretion of the Compensation Committee. See “Potential Payments Upon Termination or Change in Control” for a description of certain provisions in his employment agreement that provided for payments or benefits to him at, following, or in connection with, termination under certain circumstances. The agreement also contains non-competition covenants and provided that Mr. Maroone would be entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

Grants of Plan-Based Awards in Fiscal 2014
The following table sets forth certain information with respect to (i) the non-equity incentive plan awards granted to each of our named executive officers under the Executive Incentive Plan for 2014, (ii) the supplemental incentive award granted to Mr. McLaren for 2014, and (iii) the stock-based awards granted to each of our named executive officers under the 2008 Plan for 2014, except in the case of Mr. Short, who received neither a non-equity incentive plan award nor a stock-based award for 2014. The material terms of these awards are described above in the sections titled “Annual Incentive Awards” and “Long-Term Incentive Awards” under “Compensation Discussion and Analysis.”

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014
Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold ($)	Target ($)	Maximum($)(1)
Mike Jackson	Option	3/3/2014	2/10/2014					82,011	52.65	1,693,945
	Option	6/2/2014	2/10/2014					82,012	57.44	1,814,803
	Option	9/2/2014	2/10/2014					82,012	54.04	1,704,816
	Option	12/1/2014	2/10/2014					82,012	58.29	1,897,003
	Annual Cash			380,813	1,875,000	5,000,000
Cheryl Scully	Restricted Stock	3/3/2014	2/10/2014				1,612			84,872
	Restricted Stock	3/3/2014	3/3/2014				2,000			105,300
	Option	3/3/2014	2/10/2014					1,207	52.65	24,931
	Option	3/3/2014	3/3/2014					50,000	52.65	1,032,755
	Option	6/2/2014	2/10/2014					1,207	57.44	26,709
	Option	6/2/2014	3/3/2014					10,000	57.44	221,285
	Option	9/2/2014	2/10/2014					1,207	54.04	25,090
	Option	9/2/2014	3/3/2014					10,000	54.04	207,874
	Option	12/1/2014	2/10/2014					1,207	58.29	27,919
	Option	12/1/2014	3/3/2014					10,000	58.29	231,308
	Annual Cash			57,884	285,000	5,000,000
Jonathan P. Ferrando	Option	3/3/2014	2/10/2014					34,438	52.65	711,320
	Option	6/2/2014	2/10/2014					34,438	57.44	762,061
	Option	9/2/2014	2/10/2014					34,438	54.04	715,876
	Option	12/1/2014	2/10/2014					34,439	58.29	796,602
	Annual Cash			127,953	630,000	5,000,000
Alan J. McLaren	Restricted Stock	3/3/2014	2/10/2014				4,572			240,716
	Option	3/3/2014	2/10/2014					3,427	52.65	70,785
	Option	6/2/2014	2/10/2014					3,427	57.44	75,834
	Option	9/2/2014	2/10/2014					3,427	54.04	71,238
	Option	12/1/2014	2/10/2014					3,427	58.29	79,269
	Annual Cash			47,026	231,541	5,000,000
	Supplemental Cash			999	180,000	180,000
Michael E. Maroone	Option	3/3/2014	2/10/2014					52,491	52.65	1,084,207
	Option	6/2/2014	2/10/2014					52,492	57.44	1,161,569
	Option	9/2/2014	2/10/2014					52,491	54.04	1,091,151
	Option	12/1/2014	2/10/2014					52,492	58.29	1,214,182
	Option	12/1/2014	10/20/2014					62,000	58.29	1,434,110
	Annual Cash			223,410	1,100,000	5,000,000

(1)	$5,000,000 is the maximum allowable award under the Executive Incentive Plan.

(2)	Amounts reported in this column are based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at End of Fiscal 2014
The following table provides information concerning unexercised options and unvested restricted stock held by our named executive officers as of December 31, 2014, except in the case of Mr. Short, who held no unexercised options and no unvested restricted stock as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2014
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mike Jackson(2)	9/1/2009	33,006	—	18.02	3/2/2019	—	—
	3/1/2010	37,104	—	18.20	3/1/2020	—	—
	6/1/2010	37,104	—	19.64	3/1/2020	—	—
	9/1/2010	37,104	—	23.21	3/1/2020	—	—
	12/1/2010	37,104	—	26.49	3/1/2020	—	—
	3/1/2011	24,173	13,845	32.50	3/1/2021	—	—
	6/1/2011	24,173	13,845	34.51	3/1/2021	—	—
	9/1/2011	24,173	13,845	40.37	3/1/2021	—	—
	12/1/2011	24,173	13,845	35.99	3/1/2021	—	—
	3/1/2012	14,647	25,167	34.09	3/1/2022	—	—
	6/1/2012	14,647	25,167	35.00	3/1/2022	—	—
	9/4/2012	14,647	25,167	41.16	3/1/2022	—	—
	12/3/2012	14,647	25,167	38.63	3/1/2022	—	—
	3/1/2013	6,329	32,625	43.45	3/1/2023	—	—
	6/3/2013	6,329	32,625	46.22	3/1/2023	—	—
	9/3/2013	6,329	32,625	47.25	3/1/2023	—	—
	12/2/2013	6,329	32,625	48.80	3/1/2023	—	—
	3/3/2014	—	82,011	52.65	3/3/2024	—	—
	6/2/2014	—	82,012	57.44	3/3/2024	—	—
	9/2/2014	—	82,012	54.04	3/3/2024	—	—
	12/1/2014	—	82,012	58.29	3/3/2024	—	—
Cheryl Scully	6/1/2009	245	—	16.99	3/2/2019	—	—
	9/1/2009	246	—	18.02	3/2/2019	—	—
	12/1/2009	246	—	17.70	3/2/2019	—	—
	3/1/2010	715	—	18.20	3/1/2020	—	—
	6/1/2010	715	—	19.64	3/1/2020	—	—
	9/1/2010	1,010	—	23.21	3/1/2020	—	—
	12/1/2010	1,010	—	26.49	3/1/2020	—	—
	3/1/2011	—	—	—	—	488	29,480	(3)
	3/1/2011	877	366	32.50	3/1/2021	—	—
	6/1/2011	877	366	34.51	3/1/2021	—	—
	9/1/2011	877	366	40.37	3/1/2021	—	—
	12/1/2011	877	366	35.99	3/1/2021	—	—
	3/1/2012	—	—	—	—	888	53,644	(3)
	3/1/2012	564	665	34.09	3/1/2022	—	—
	6/1/2012	564	665	35.00	3/1/2022	—	—
	9/4/2012	564	665	41.16	3/1/2022	—	—
	12/3/2012	564	665	38.63	3/1/2022	—	—
	3/1/2013	—	—	—	—	1,152	69,592	(3)
	3/1/2013	287	863	43.45	3/1/2023	—	—
	6/3/2013	287	863	46.22	3/1/2023	—	—
	9/3/2013	287	863	47.25	3/1/2023	—	—
	12/2/2013	287	863	48.80	3/1/2023	—	—

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2014
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Cheryl Scully	3/3/2014	—	—	—	—	3,612	218,201	(3)
(continued)	3/3/2014	—	51,207	52.65	3/3/2024	—	—
	6/2/2014	—	11,207	57.44	3/3/2024	—	—
	9/2/2014	—	11,207	54.04	3/3/2024	—	—
	12/1/2014	—	11,207	58.29	3/3/2024	—	—
Jonathan P. Ferrando	3/2/2009	29,954	—	9.92	3/2/2019	—	—
	6/1/2009	39,938	—	16.99	3/2/2019	—	—
	9/1/2009	39,938	—	18.02	3/2/2019	—	—
	12/1/2009	39,938	—	17.70	3/2/2019	—	—
	3/1/2010	38,341	—	18.20	3/1/2020	—	—
	6/1/2010	38,341	—	19.64	3/1/2020	—	—
	9/1/2010	38,341	—	23.21	3/1/2020	—	—
	12/1/2010	38,341	—	26.49	3/1/2020	—	—
	3/1/2011	24,977	8,326	32.50	3/1/2021	—	—
	6/1/2011	24,977	8,326	34.51	3/1/2021	—	—
	9/1/2011	24,977	8,326	40.37	3/1/2021	—	—
	12/1/2011	24,977	8,326	35.99	3/1/2021	—	—
	3/1/2012	15,135	15,135	34.09	3/1/2022	—	—
	6/1/2012	15,135	15,135	35.00	3/1/2022	—	—
	9/4/2012	15,135	15,135	41.16	3/1/2022	—	—
	12/3/2012	15,135	15,135	38.63	3/1/2022	—	—
	3/1/2013	6,540	19,620	43.45	3/1/2023	—	—
	6/3/2013	6,540	19,620	46.22	3/1/2023	—	—
	9/3/2013	6,540	19,620	47.25	3/1/2023	—	—
	12/2/2013	6,540	19,620	48.80	3/1/2023	—	—
	3/3/2014	—	34,438	52.65	3/3/2024	—	—
	6/2/2014	—	34,438	57.44	3/3/2024	—	—
	9/2/2014	—	34,438	54.04	3/3/2024	—	—
	12/1/2014	—	34,439	58.29	3/3/2024	—	—
Alan J. McLaren	3/1/2012	—	—	—	—	2,018	121,907	(3)
	3/1/2012	1,513	1,514	34.09	3/1/2022	—	—
	6/1/2012	1,513	1,514	35.00	3/1/2022	—	—
	9/4/2012	1,513	1,514	41.16	3/1/2022	—	—
	12/3/2012	1,513	1,514	38.63	3/1/2022	—	—
	3/1/2013	—	—	—	—	3,270	197,541	(3)
	3/1/2013	817	2,453	43.45	3/1/2023	—	—
	6/3/2013	817	2,453	46.22	3/1/2023	—	—
	9/3/2013	817	2,453	47.25	3/1/2023	—	—
	12/2/2013	817	2,453	48.80	3/1/2023	—	—
	3/3/2014	—	—	—	—	4,572	276,195	(3)
	3/3/2014	—	3,427	52.65	3/3/2024	—	—
	6/2/2014	—	3,427	57.44	3/3/2024	—	—
	9/2/2014	—	3,427	54.04	3/3/2024	—	—
	12/1/2014	—	3,427	58.29	3/3/2024	—	—
Michael E. Maroone(4)	7/30/2008	116,946	—	10.17	7/30/2018	—	—
	3/2/2009	53,152	—	9.92	3/2/2019	—	—
	6/1/2009	53,152	—	16.99	3/2/2019	—	—
	9/1/2009	53,152	—	18.02	3/2/2019	—	—
	12/1/2009	53,152	—	17.70	3/2/2019	—	—

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2014
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael E. Maroone(4)	3/1/2010	51,026	—	18.20	3/1/2020	—	—
(continued)	6/1/2010	51,026	—	19.64	3/1/2020	—	—
	9/1/2010	51,026	—	23.21	3/1/2020	—	—
	12/1/2010	51,026	—	26.49	3/1/2020	—	—
	3/1/2011	33,241	11,081	32.50	3/1/2021	—	—
	6/1/2011	33,241	11,081	34.51	3/1/2021	—	—
	9/1/2011	33,241	11,081	40.37	3/1/2021	—	—
	12/1/2011	33,241	11,081	35.99	3/1/2021	—	—
	3/1/2012	20,142	20,143	34.09	3/1/2022	—	—
	6/1/2012	20,142	20,143	35.00	3/1/2022	—	—
	9/4/2012	20,142	20,143	41.16	3/1/2022	—	—
	12/3/2012	20,142	20,143	38.63	3/1/2022	—	—
	3/1/2013	8,703	26,112	43.45	3/1/2023	—	—
	6/3/2013	8,703	26,112	46.22	3/1/2023	—	—
	9/3/2013	8,703	26,112	47.25	3/1/2023	—	—
	12/2/2013	8,703	26,112	48.80	3/1/2023	—	—
	3/3/2014	—	52,491	52.65	3/3/2024	—	—
	6/2/2014	—	52,492	57.44	3/3/2024	—	—
	9/2/2014	—	52,491	54.04	3/3/2024	—	—
	12/1/2014	—	114,492	58.29	3/3/2024	—	—

(1)
Stock options and shares of restricted stock granted prior to 2009 vested in 25% annual increments on each of the first, second, third, and fourth anniversaries of the applicable grant date. Stock options and shares of restricted stock granted in 2009 and later vest in 25% annual increments on each of the first, second, third, and fourth anniversaries of June 1 of the year in which the options were granted.

(2)
All options held by Mr. Jackson are owned by a trust of which he is the sole trustee and beneficiary. During 2014, Mr. Jackson transferred 323,130 options pursuant to transactions that were exempt from Section 16 of the Exchange Act pursuant to Rule 16a-12 promulgated thereunder, and such transferred options are not shown in the table.

(3)	Based on the closing price per share of our common stock on December 31, 2014 ($60.41).

(4)
In accordance with the terms of the Company’s equity plans, since Mr. Maroone was retirement-eligible under such plans, all unvested options held by Mr. Maroone at the time of his retirement on April 1, 2015 immediately vested, and all such options and all vested options held by Mr. Maroone will remain exercisable until the earlier of the expiration date of the option or April 1, 2018 (the third anniversary of the date of termination).

Option Exercises and Stock Vested in Fiscal 2014
The following table provides information concerning exercises of stock options and vesting of restricted stock held by the named executive officers during 2014.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mike Jackson	87,879	3,621,980	—	—
Cheryl Scully	—	—	1,877	107,815
Jonathan P. Ferrando	91,506	3,989,768	—	—
Alan J. McLaren	—	—	2,099	120,567
Michael E. Maroone	320,250	11,816,523	—	—
Michael J. Short	451,286	13,479,855	—	—
Non-Qualified Deferred Compensation in Fiscal 2014
The AutoNation, Inc. Deferred Compensation Plan (“DCP”) affords the named executive officers and certain other employees the opportunity to defer up to 75% of base salary and 90% of bonuses and/or commissions on a pre-tax basis. For 2014, we provided matching contributions for both the DCP and the AutoNation 401(k) Plan. Participants eligible for a matching contribution under the DCP were not eligible for the matching contribution in the AutoNation 401(k) Plan. For 2014, we provided eligible participants under the DCP a matching contribution of up to 50% of the first $5,000 deferred. The 2014 matching contributions were credited by the Company as of January 2, 2015. One-third of the 2014 matching contributions vested as of January 2, 2015, and an additional one-third will vest on each of the first and second anniversaries of January 2, 2015, provided, however, that a participant’s matching contribution will immediately vest in the event of the death of such participant while actively employed, the disability of such participant, or the attainment of age sixty with at least six years of service by such participant. Our non-employee directors are also eligible to defer all or a portion of their annual and committee retainers under the DCP. We do not provide matching contributions to non-employee directors that participate in the DCP.
Earnings on deferrals are based on “deemed” investments in funds selected for inclusion in the DCP by us. The DCP provides daily processing of account transactions including participant deemed investment election changes. Additionally, the DCP provides for payment of vested deferrals and earnings upon separation from service, death, and disability as well as upon specified in-service payment dates selected by the participants. Participants may elect to receive payments upon specified in-service dates (in the form of a lump sum payment or up to five annual installments) or upon separation from service (in the form of a lump sum payment or up to 15 annual installments). The DCP is intended to meet the requirements of Section 409A of the Code and other relevant provisions thereunder and related Treasury regulations.

The following table sets forth the non-qualified deferred compensation activity for each named executive officer during 2014.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2014
Name	Executive Contributions in Last Fiscal Year ($)		AutoNation Contributions in Last Fiscal Year ($)		Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mike Jackson	462,750	(2)	—		—	—	874,105	(3)
Cheryl Scully	10,000	(4)	2,500	(5)	2,095	—	45,569	(6)
Jonathan P. Ferrando	25,000	(4)	2,500	(5)	(3,882)	5,441	120,574	(6)
Alan J. McLaren	10,000	(4)	2,500	(5)	201	—	10,201	(6)
Michael E. Maroone	300,000	(4)	2,500	(5)	69,604	—	1,910,327	(6)
Michael J. Short(7)	24,312	(4)	—		35,907	59,299	184,444	(6)

(1)	These amounts are not included in the “Summary Compensation Table.”

(2)
Amount reflects the portion of Mr. Jackson’s non-equity incentive plan compensation for 2014 that is subject to the terms of the Deferred Bonus Program (included in the “Non-Equity Incentive Plan Compensation” column for 2014 in the “Summary Compensation Table”). See “Compensation Discussion and Analysis - Annual Incentive Awards” for additional information regarding the Deferred Bonus Program. Mr. Jackson did not participate in the DCP.

(3)
Amount reflects the deferred 2014 non-equity incentive plan compensation (see footnote 2 above) and the portion of the 2013 non-equity incentive plan compensation earned by Mr. Jackson under the Executive Incentive Plan that was deferred and will be paid, without interest, in 2016 (included in the “Non-Equity Incentive Plan Compensation” column for 2013 in the “Summary Compensation Table”). See “Compensation Discussion and Analysis - Annual Incentive Awards” for additional information regarding the Deferred Bonus Program.

(4)
Amounts are included in the “Salary” column for 2014 in the “Summary Compensation Table,” except for $200,000 for Mr. Maroone and $22,575 for Mr. Short, which amounts are included in the “Non-Equity Incentive Plan Compensation” column for 2013 in the “Summary Compensation Table.”

(5)
Amounts represent 2014 matching contributions under the DCP, which were credited by the Company as of January 2, 2015. The 2013 matching contributions under the DCP, which were credited by the Company as of January 2, 2014, are not shown in the table.

(6)
Amounts, other than (a) contributions reported in the “Executive Contributions in Last Fiscal Year” and “AutoNation Contributions in Last Fiscal Year” columns and (b) gains or losses not required to be reported in the “Summary Compensation Table,” have been previously reported as compensation to our named executive officers in the “Summary Compensation Table” included in our prior proxy statements.

(7)	In connection with his resignation, Mr. Short forfeited $2,853 related to unvested matching contributions.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that would have been payable to each of our named executive officers (other than Mr. Short, who resigned from the Company effective January 7, 2014, as described below) under any contract, agreement, plan, or arrangement with us that provides for any payment to such executive in the event of termination of such executive’s employment or a change in control of the Company, in each case assuming the termination or change in control occurred effective as of December 31, 2014, the last business day of our last completed fiscal year. The amount of compensation payable to each named executive officer upon “termination for cause,” “voluntary termination” (or “voluntary termination for good reason” and “voluntary termination without good reason”), “death or disability,” “retirement,” “involuntary termination without cause,” and “change in control,” as applicable, is shown below. We have prepared the tables based on the assumptions set forth below under “General Assumptions,” and the tables should be considered in conjunction with those assumptions and the disclosures below the tables.
Named Executive Officer Departures
Michael J. Short
Mr. Short resigned from the Company effective January 7, 2014. As disclosed in a Current Report on Form 8-K filed with the SEC on January 10, 2014, in connection with his separation, on January 10, 2014, the Company entered into a Separation Agreement with Mr. Short. Pursuant to the terms of the Agreement, in consideration for, among other things, his compliance with confidentiality and cooperation obligations, as well as his compliance with all other agreements between him and the Company, including non-competition agreements, the Company agreed to pay to Mr. Short:

•	severance compensation equal to $600,000, less applicable taxes and withholdings, payable in 24 semi-monthly installments over 12 months, and

•	his 2013 incentive award at the same time and at the same payout level as the 2013 incentive awards are paid to other senior executives.
As set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” under “Compensation Tables” above, Mr. Short’s 2013 incentive award was $451,507, which was paid on February 25, 2014.

In accordance with the terms of the Company’s equity plans, since Mr. Short was not retirement-eligible under such plans, all vested options held by Mr. Short at the time of his resignation remained exercisable for 60 days following the date of his resignation, and all unvested options then held were canceled.
Michael E. Maroone
Mr. Maroone resigned from his positions as Director, President and Chief Operating Officer of the Company on February 3, 2015, and retired from the Company on April 1, 2015. On January 23, 2015, the Company and Mr. Maroone entered into an amendment to his employment agreement, pursuant to which, the Company paid or agreed to pay to Mr. Maroone:

•	a base salary at an annual rate of $1,100,000 prorated through April 1, 2015 (his retirement date),

•	a prorated 2015 incentive award based on (i) time served as an employee of the Company during 2015 and (ii) a 2015 annual target award equal to 110% of his base salary, and

•
an award of 65,615 options (the options were granted on March 2, 2015, have an exercise price equal to the closing price per share on the grant date ($62.60), vested upon his retirement on April 1, 2015, and will expire on April 1, 2018).

Mr. Maroone’s 2015 incentive award will be paid at the same time and at the same payout level as the 2015 incentive awards are paid to the other participants in the 2015 annual incentive program. In accordance with the terms of the Company’s equity plans, since Mr. Maroone was retirement-eligible under such plans, all unvested options held by Mr. Maroone at the time of his retirement immediately vested, and all such options and all vested options held by Mr. Maroone will remain exercisable until the earlier of the expiration date of the option or April 1, 2018 (the third anniversary of the date of termination).
General Assumptions
Stock-Based Awards
In certain cases upon a termination or change in control, the vesting of unvested stock options and shares of restricted stock is accelerated. To determine the value of each unvested stock option that would accelerate in such cases, we calculated the difference, if positive, between (1) the closing price per share of our common stock on December 31, 2014, which was $60.41, and (2) the exercise price of such stock option, and multiplied such difference by the number of shares underlying such stock option. To determine the market value of unvested shares of restricted stock that would accelerate in such cases, we multiplied (x) the number of unvested shares of restricted stock that would accelerate by (y) $60.41. Since vested stock options are already exercisable upon termination (except in the case of a termination for “cause”), no value is attributable in the tables to the extension of the exercise period for such vested options.

Benefits
Mr. Jackson is and Mr. Maroone was eligible for health and welfare benefits, including disability and life insurance, in connection with certain termination events, and in such events the tables below reflect our expense based on the applicable premiums as of January 1, 2015.
Change in Control
We have not entered into any “change in control” agreements with any of our named executive officers. However, under our equity compensation plans, in the event of a “change in control” (as defined in our equity compensation plans and related agreements), all outstanding stock options held by a named executive officer shall become immediately exercisable in full and, unless waived in advance of such change in control by our Board, such executive shall have the right to require us to pay, in cancellation of options, an amount equal to the product of (i) the excess of (a) the fair market value per share of the stock over (b) the option price times (ii) the number of shares of stock specified by such executive in a written notice to us. In addition, in the event of a “change in control,” all unvested shares of restricted stock held by a named executive officer shall immediately vest. The following tables disclose the value of unvested stock options and unvested shares of restricted stock that would have accelerated if a “change in control” had taken place on December 31, 2014, the last business day of 2014. To determine such value, we used the formula described above under “Stock-Based Awards.”

Restrictive Covenant Agreements
Our named executive officers have entered into restrictive covenants and other obligations as contained in various stock-based award agreements, confidentiality, non-solicitation/no-hire and non-compete agreements, and other similar agreements with us in connection with employment or the grant of stock-based awards. Generally, these restrictive covenants provide a restriction of one year in which the named executive officer may not perform certain activities within specified geographic regions. The competitive activities include generally (i) participating or owning an interest in an entity engaged in the auto business (as defined in the applicable agreement) or any other business of the type and character engaged in by us, (ii) employing any person that was employed by us within the prior six months or seeking to induce any such person to leave his or her employment, (iii) soliciting any customer to patronize any business in competition with our business, or (iv) requesting or advising our customers or vendors to withdraw, curtail, or cancel their business with us. In certain cases, the receipt of post-termination payments by our named executive officers is conditioned upon their compliance with these restrictive covenants. In addition, if a named executive officer violates these restrictive covenants or other Company policy, (x) all vested and unvested employee stock options held by him or her would terminate immediately, and he or she would be required to pay to the Company an amount equal to the gain on any exercise of any stock option exercised by him or her during the preceding 12 months and (y) all unvested shares of restricted stock held by him or her would be immediately forfeited, and he or she would be required to pay to the Company an amount equal to the value of any restricted stock that vested during the preceding 12 months. The following tables assume that each of our named executive officers would have complied with these agreements.
Receipt of Benefits
To the extent required in order to comply with Section 409A of the Code, certain payments that would otherwise be made during the six-month period immediately following the executive’s termination of employment may instead be paid on the first business day after the date that is six months following the executive’s “separation from service” within the meaning of Section 409A.
Description of Triggering Events
Termination for Cause (Employment Agreements)
Under our employment agreements with Messrs. Jackson and Maroone, termination for “cause” generally means termination because of (i) the executive’s breach of any of his covenants contained in the applicable employment agreement, (ii) the executive’s failure or refusal to perform the duties and responsibilities required to be performed by the executive under the terms of the applicable employment agreement, (iii) the executive’s willfully engaging in illegal conduct or gross misconduct in the performance of his duties hereunder (provided that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) the executive’s commission of an act of fraud or dishonesty affecting us or the commission of an act constituting a felony, or (v) the executive’s violation of our policies in any material respect.
Termination for Cause (Equity Compensation Plans)
Under our equity compensation plans, termination for “cause” generally means termination because of (i) the executive’s conviction for commission of a felony or other crime, (ii) the commission by the executive of any act against us constituting willful misconduct, dishonesty, fraud, theft, or embezzlement, (iii) the executive’s failure, inability, or refusal to perform any of the material services, duties, or responsibilities required of him by us or to materially comply with the policies or procedures established from time to time by us, for any reason other than his illness or physical or mental incapacity, (iv) the executive’s dependence, as determined in good faith by us, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs, (v) the destruction of or material damage to our property caused by the executive’s willful or grossly negligent conduct, and (vi) the willful engaging by the executive in any other conduct which is demonstrably injurious to us or our subsidiaries, monetarily or otherwise.
Termination for Good Reason
Under our employment agreements with Messrs. Jackson and Maroone, termination for “good reason” generally means the occurrence of (i) a material change by us in the executive’s duties or responsibilities which would cause the executive’s position to become of materially and substantially less responsibility and importance than those associated with his duties or responsibilities as of the date of the applicable employment agreement, or (ii) a material breach of the applicable employment agreement by us, which breach is not cured within ten days after written notice is received by us.
Retirement
Retirement (as defined in our equity compensation plans) generally means the named executive officer’s termination of employment or other service from us or a subsidiary of ours after attainment of age 55 and completion of at least six years of service with us or a subsidiary of ours (disregarding any service with an entity prior to becoming a subsidiary or after ceasing to be a subsidiary).
Change in Control
Change in Control (as defined in our equity compensation plans) generally means if any person shall (i) acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power with respect to the election of directors of our issued and outstanding stock (except that no change in control shall be deemed to have occurred if the persons who were our stockholders immediately before such acquisition own all or substantially all of the voting stock or other interests of such person immediately after such transaction), or (ii) have the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board.
Mike Jackson

Mike Jackson	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$2,895,420	—	—	—	$2,895,420	—
Deferred Bonus	—	$874,105	—	$874,105	—	$874,105	—
Acceleration of Unvested Stock Options	—	$7,095,692	$7,095,692	$7,095,692	$7,095,692	$7,095,692	$7,095,692
Post-Separation Health and Welfare Benefits	—	$10,765	—	—	—	$10,765	—
Termination for Cause
If we terminate Mr. Jackson’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Jackson on the date of termination, whether vested or unvested, will be canceled.
Voluntary Termination for Good Reason
If Mr. Jackson terminates his employment with us for “good reason,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the prorata portion (based on the portion of the calendar year actually served by Mr. Jackson) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above would be made by us (by lump sum or otherwise) within 30 days following the termination (or at a later date, to the extent required to comply with Section 409A of the Code), and payment of the amount due under clause (ii) above would be made by us (in lump sum) at the same time as the annual bonuses for the relevant year are paid to other bonus-eligible employees (or at a later date, to the extent required to comply with Section 409A of the Code). Since the assumed date of termination is year-end, payment of the amount due under clause (ii) above (which was $2,082,375 for 2014, a portion of which is subject to the terms of the Deferred Bonus Program discussed below) is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” and not as “Cash Severance” in the table above. In addition, unless he elects retirement treatment under our equity compensation plans, all vested stock options held by Mr. Jackson will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. Mr. Jackson and his dependents will also be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Jackson as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period).
The Deferred Bonus Program established for Mr. Jackson in 2013 provides that he is entitled, prior to February 2016, to the amounts deferred thereunder in the event of his death or disability (as defined in Section 409A of the Code), if his employment is terminated without cause (as defined in his employment agreement), or if he terminates his employment for good reason (as defined in his employment agreement). See “Compensation Discussion and Analysis - Annual Incentive Awards.”
Voluntary Termination Without Good Reason
If Mr. Jackson terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination. Since Mr. Jackson is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If Mr. Jackson’s employment is terminated due to death or disability (as defined in our equity compensation plans), all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination. In addition, as noted above, if Mr. Jackson’s employment had terminated due to death or disability, he would have been entitled to all amounts deferred under the Deferred Bonus Program established for Mr. Jackson in 2013.
Retirement
In the event of Mr. Jackson’s retirement, all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
Involuntary Termination Without Cause
If we terminate Mr. Jackson’s employment without “cause,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the first paragraph under “Voluntary Termination for Good Reason” above. In addition, as noted above, if we had terminated Mr. Jackson’s employment without “cause,” he would have been entitled to all amounts deferred under the Deferred Bonus Program established for Mr. Jackson in 2013.
Material Conditions and Obligations
Mr. Jackson will be subject to the restrictive covenant agreements described under “General Assumptions - Restrictive Covenant Agreements” above.
Cheryl Scully

Cheryl Scully	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$671,710	—	—	$671,710
Acceleration of Unvested Shares of Restricted Stock	—	—	$370,917	—	—	$370,917
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—

Jonathan P. Ferrando

Jonathan P. Ferrando	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$3,981,170	—	—	$3,981,170
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
Alan J. McLaren

Alan J. McLaren	Termination for Cause	Voluntary Termination	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	$343,477	—	—	$343,477
Acceleration of Unvested Shares of Restricted Stock	—	—	$595,643	—	—	$595,643
Post-Separation Health and Welfare Benefits	—	—	—	—	—	—
Termination for Cause
If we terminate Ms. Scully’s or Messrs. Ferrando’s or McLaren’s employment for “cause,” they are not entitled to any payments triggered by the termination, and all options (whether vested or unvested) and any unvested shares of restricted stock held by such executive on the date of termination will be canceled.
Voluntary Termination
If Ms. Scully or Messrs. Ferrando or McLaren voluntarily terminates his or her employment for any reason, such executive is not entitled to any payments triggered by the termination, any options held by such executive, to the extent exercisable on the date of termination, shall remain exercisable until the earlier of the expiration date of the options or 60 days following the date of termination, and any unvested options and unvested shares of restricted stock held by such executive on the date of termination will be canceled.
Termination Due to Death or Disability
If Ms. Scully’s or Messrs. Ferrando’s or McLaren’s employment is terminated because of death or disability (as defined in our equity compensation plans), such executive is not entitled to any payments triggered by the termination, any unvested options and any unvested shares of restricted stock held by such executive will immediately vest, and all such options and all vested options held by such executive will remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
Retirement
In the event of Ms. Scully’s or Messrs. Ferrando’s or McLaren’s retirement, they will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination” above. Ms. Scully and Messrs. Ferrando and McLaren were not at December 31, 2014 and are not currently eligible for retirement treatment under our equity compensation plans.
Involuntary Termination Without Cause
If we terminate Ms. Scully’s or Messrs. Ferrando’s or McLaren’s employment without “cause,” they will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination” above.
Material Conditions and Obligations
Ms. Scully and Messrs. Ferrando and McLaren will be subject to the restrictive covenant agreements described under “General Assumptions - Restrictive Covenant Agreements” above.

Michael E. Maroone

Michael E. Maroone	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$2,073,100	—	—	—	$2,073,100	—
Acceleration of Unvested Stock Options	—	$5,557,900	$5,557,900	$5,557,900	$5,557,900	$5,557,900	$5,557,900
Post-Separation Health and Welfare Benefits	—	$20,589	—	—	—	$20,589	—
Mr. Maroone resigned from his positions as Director, President and Chief Operating Officer of the Company on February 3, 2015, and retired from the Company on April 1, 2015. See “Named Executive Officer Departures - Michael E. Maroone” above.
Termination for Cause
If we had terminated Mr. Maroone’s employment for “cause,” he would not have been entitled to any payments triggered by the termination, and options held by Mr. Maroone on the date of termination, whether vested or unvested, would have been canceled.
Voluntary Termination for Good Reason
If Mr. Maroone had terminated his employment with us for “good reason,” as long as Mr. Maroone was in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and had signed a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he would have been entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the prorata portion (based on the portion of the calendar year actually served by Mr. Maroone) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets were met. Payment of the amount due under clause (i) above would have been made by us (by lump sum or otherwise) within 30 days following the termination (or at a later date, to the extent required to comply with Section 409A of the Code), and payment of the amount due under clause (ii) above would have been made by us (in lump sum) at the same time as the annual bonuses for the relevant year were paid to other bonus-eligible employees (or at a later date, to the extent required to comply with Section 409A of the Code). Since the assumed date of termination is year-end, payment of the amount due under clause (ii) above (which was $1,221,660 for 2014) is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” not “Cash Severance” in the table above). Also, Mr. Maroone and his dependents would have been entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Maroone as provided to him prior to termination (or we would have procured and paid for comparable benefits during such time period). Moreover, unless he had elected retirement treatment under our equity compensation plans, all vested stock options held by Mr. Maroone would have survived and remained exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him would have immediately vested on such termination and would have survived and remained exercisable for one year following such termination.
Voluntary Termination Without Good Reason
If Mr. Maroone had terminated his employment with us without “good reason,” he would not have been entitled to any payments triggered by the termination. Since Mr. Maroone was eligible for “retirement” (as defined in our equity compensation plans), he would have been entitled to the benefit described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If we had terminated Mr. Maroone’s employment due to death or disability (as defined in our equity compensation plans), all options held by Mr. Maroone at the time of termination would have become immediately vested and exercisable in full and would have remained exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Retirement
If Mr. Maroone had retired at December 31, 2014, all options held by him at the time of termination would have immediately vested and become exercisable in full and would have remained exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.
Involuntary Termination Without Cause
If we had terminated Mr. Maroone’s employment without “cause,” as long as Mr. Maroone was in compliance with the restrictive covenants and the confidentiality provisions of his employment agreement and signed a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he would have been entitled to receive the same payments and other benefits as described in the “Voluntary Termination for Good Reason” paragraph above.
Material Conditions and Obligations
Mr. Maroone is subject to the restrictive covenant agreements described under “General Assumptions - Restrictive Covenant Agreements” above.

AUDIT COMMITTEE REPORT
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
During 2014, our Audit Committee consisted of Robert R. Grusky (Chair), Robert J. Brown, David B. Edelson, and Alison H. Rosenthal.
The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the NYSE, our Audit Committee Charter, and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended. As more fully described below, in carrying out its responsibilities, the Audit Committee looks to management and AutoNation’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at investors.autonation.com.
Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting, audit processes, systems of internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual financial statements. KPMG LLP, AutoNation’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of AutoNation in conformity with generally accepted accounting principles in the United States. KPMG LLP also is responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent registered public accounting firm and, if we deem appropriate in our sole discretion, terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of AutoNation’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and KPMG LLP. Management advised us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG LLP, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the SEC. We discussed with KPMG LLP matters deemed significant by KPMG LLP, including those matters required to be discussed pursuant to Auditing Standard No. 16, Communications with Audit Committees, adopted by the PCAOB, and the rules of the SEC, and reviewed a letter from KPMG LLP disclosing such matters.

KPMG LLP also provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with KPMG LLP matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, KPMG LLP confirmed its independence, and we determined that the KPMG LLP’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed a report by KPMG LLP describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.
Based on our review with management and KPMG LLP of AutoNation’s audited consolidated financial statements and KPMG LLP’s report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.
Audit Committee:
Robert R. Grusky, Chair
Robert J. Brown
David B. Edelson
Alison H. Rosenthal

ITEMS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
Upon the recommendation of the Corporate Governance and Nominating Committee, our Board has nominated each of the following nine persons to stand for election for a new term expiring at the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified: Mike Jackson, Robert J. Brown, Rick L. Burdick, Tomago Collins, David B. Edelson, Robert R. Grusky, Michael Larson, G. Mike Mikan, and Alison H. Rosenthal. Each of the nominees is willing and able to serve as a director of AutoNation. See “Board of Directors and Corporate Governance - Directors” for information regarding each of the director nominees. Based upon Mr. Migoya’s decision not to stand for re-election and the recommendation of the Corporate Governance and Nominating Committee, the Board has decided to reduce the size of the Board from 10 members to 9 members effective upon completion of the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
Recommendation of the Board
The Board recommends that you vote “FOR” the election of each of the persons nominated by the Board.
PROPOSAL 2: RATIFICATION OF THE SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015. KPMG LLP has served in this capacity since May 6, 2003. Although not required, our Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate governance. If the selection of KPMG LLP as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm, and may do so at any time at its discretion. A representative of KPMG LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.
Auditor Fees and Services
The following table shows the fees for audit and other services provided by KPMG LLP for fiscal years 2013 and 2014.

Fee Category	2013	2014
Audit Fees	$2,254,500	$2,431,675
Audit-Related Fees	70,000	74,000
Tax Fees	—	—
All Other Fees	1,650	1,650
Total Fees	$2,326,150	$2,507,325
Ratio of Tax and All Other Fees to Audit and Audit-Related Fees	0.00:1	0.00:1
Percentage of Aggregate Fees which were Audit or Audit-Related	100%	100%
Audit Fees. This category includes fees billed for professional services rendered by KPMG LLP for the audit of our financial statements, audit of our internal control over financial reporting, review of the financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees. This category consists of fees billed for the audit of the financial statements of our 401(k) Plan in 2013 and 2014.

Tax Fees. No tax fees were billed by KPMG LLP in 2013 or 2014.
All Other Fees. This category consists of fees billed for our use of KPMG LLP’s online technical research service.

Policy for Approval of Audit and Permitted Non-Audit Services
Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm other than services permitted under the de minimis exception under applicable SEC rules (which are approved by our Audit Committee prior to our independent registered public accounting firm’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related, or tax-compliance services are subject to a formal bidding process and may not be provided by our independent registered public accounting firm unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent registered public accounting firm and that the independence of our registered public accounting firm would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Committee, specific services to be provided by our independent registered public accounting firm and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm during 2013 and 2014, and the fees paid for such services.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for us and our subsidiaries for 2015.
PROPOSAL 3: STOCKHOLDER PROPOSAL
The stockholder proposal set forth below was submitted to the Company by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of “no less than” 100 shares of our common stock, or approximately 0.0001% of our outstanding shares. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any false, inaccurate, or misleading statements or typographical errors that may be contained therein. Although Mr. Chevedden has attempted to make, or made, stockholder proposals to the Company every year since 2001, he has never personally attended an annual meeting to present one of his proposals. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.
“3 - Recovery of Unearned Management Bonuses
RESOLVED, that shareholders request the Compensation Committee of our Board of Directors to adopt an incentive pay recoupment policy to provide that the Committee will (a) review, and determine whether to seek recoupment of incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (i) there has been misconduct resulting in a violation of law or company policy, that causes significant financial or reputational harm to the company and (ii) the senior executive either committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and (b) disclosure to shareholders the circumstances of any recoupment, and of any Committee decision not to pursue recoupment in instances that meet criteria (i) and (ii). The Policy should mandate that the above recoupment provisions be included in all future incentive plans and award agreements and that the policy be posted on the company website.
Recoupment includes (a) recovery of compensation already paid and (b) forfeiture, recapture, reduction or cancellation of amounts awarded or granted to an executive over which the company retains control. The Policy should operate prospectively, so as not to affect any compensation paid, awarded or granted before it takes effect.
Former General Electric General Counsel Ben Heineman Jr. said that recoupment policies with business-related misconduct triggers are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.” (http://blogs.law.harvard.edu/corpgov/2010/08/13/making-sense-out-of-clawbacks/)
Such policies allow boards to recoup incentive payouts that may have been the undeserved result of erroneous or fraudulent financial reporting.

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:
GMI Ratings, an independent investment research firm, expressed concerns about multiple related party transactions and other potential conflicts of interest involving our company’s board or senior managers. GMI said our company had not disclosed specific, quantifiable performance target objectives for our CEO. Unvested equity awards would partially or fully accelerate upon CEO termination. There was also a potential 10% stock price dilution.
Rick Burdick had 23-years long-tenure which can dilute director independence and yet was on our executive pay and nomination committees. Michael Maroone was an inside director which can also dilute director independence. Michael Larson was potentially overburdened as our Lead Director while he had seats on 5 public boards and also chaired our executive pay committee.
Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:
Recovery of Unearned Management Bonuses - Proposal 3”

Board of Directors’ Response
The Board opposes this proposal because the Company already has an incentive pay recoupment policy, and the Board has determined that the proposal’s fundamental concerns are addressed by such policy and by the forfeiture provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). In addition, the Board believes that the proposal is fundamentally flawed because it is vague and indefinite.
As discussed above under “Executive Compensation - Compensation Discussion and Analysis,” the Board has adopted an incentive pay recoupment policy that accomplishes the underlying goals of the proposal. Under the policy, if a covered officer engages in fraud, intentional misconduct, or gross negligence, and as a result, the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement, then the Company may require reimbursement or forfeiture of all or a portion of any excess incentive compensation paid to or received by such officer, during the three-year period preceding the date on which the Company is required to prepare the restatement, that would not have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the restatement.
In addition, the Sarbanes-Oxley Act already requires that in the case of accounting restatements resulting from a company’s material noncompliance with any financial reporting requirement under the securities laws due to misconduct, the company’s chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation and profits from the sale of the company’s securities during the 12-month period following initial publication of the financial statements that are required to be restated.
The Board believes that its current recoupment policy and the Company’s obligations under the Sarbanes-Oxley Act suitably address the concerns raised by the proposal in a practicable and enforceable manner, rendering the policy sought by the proposal unnecessary. The Board and Compensation Committee evaluate the Company’s policies and practices related to executive compensation on an ongoing basis and will make adjustments as appropriate. The Board believes that adopting the vague and overreaching policy requested by the proposal, however, would not be in the best interests of the Company and its stockholders.
We also note that Mr. Chevedden, a purported owner of no less than 100 shares, or approximately 0.0001%, of our common stock and a stockholder proponent that sends out stockholder proposals to a large number of companies every year, has been sending stockholder proposals to the Company since 2001, none of which have received a majority stockholder vote. Instead, each time one of his stockholder proposals has been presented at an Annual Meeting of AutoNation stockholders, our stockholders have soundly rejected it. Further, in most cases, rather than presenting the stockholder proposal himself, a representative of the International Association of Machinists and Aerospace Workers (the “Machinists”) presented the stockholder proposal from Mr. Chevedden on his behalf. It is not clear to us what the nature of Mr. Chevedden’s relationship is with the Machinists or what his or the Machinists’ motivations are in submitting stockholder proposals, but we do know that the Machinists have been attempting to organize automotive dealership service technicians, including some of ours, for many years. While we do not ascribe improper motivations to Mr. Chevedden or the Machinists, we do not believe it is appropriate to make stockholder proposals based on personal or special interests - such as a desire to organize Company employees - or grievances against the Company that are not shared by stockholders as a whole.
Recommendation of the Board
The Board recommends that you vote “AGAINST” this stockholder proposal.
OTHER MATTERS
We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Messrs. Jackson and Ferrando will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. Messrs. Jackson and Ferrando were designated to be your proxies by our Board of Directors.
HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.
Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate Notice or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.
If you would like to receive a copy of our 2014 Annual Report or this proxy statement, please contact our Investor Relations by mail at Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, FL 33301 or by telephone at (954) 769-7342, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
DIRECTIONS TO THE 2015 ANNUAL MEETING OF STOCKHOLDERS OF AUTONATION, INC.
The 2015 Annual Meeting of Stockholders of AutoNation, Inc. will be held at AutoNation’s Headquarters, located at 200 SW 1st Ave, Fort Lauderdale, Florida 33301, on Thursday, May 14, 2015, at 8:00 a.m. Eastern Time. We have set forth below directions to AutoNation’s Headquarters.
From Interstate 95 (I-95)
Take I-95 (North or South) to Broward Blvd Exit. Head East on Broward Blvd until SW 1st Ave (also referred to as Brickell Ave). Turn right onto SW 1st Ave. AutoNation’s Headquarters will be on the left 0.1 miles ahead.

AutoNation

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 13, 2015.

Vote by Internet

- Go to **www.envisionreports.com/an**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mike Jackson	☐	☐	☐	02 - Robert J. Brown	☐	☐	☐	03 - Rick L. Burdick	☐	☐	☐
04 - Tomago Collins	☐	☐	☐	05 - David B. Edelson	☐	☐	☐	06 - Robert R. Grusky	☐	☐	☐
07 - Michael Larson	☐	☐	☐	08 - G. Mike Mikan	☐	☐	☐	09 - Alison H. Rosenthal	☐	☐	☐

	For	Against	Abstain
2. Ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for 2015.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.

	For	Against	Abstain
3. Adoption of stockholder proposal regarding proposed recoupment policy.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 2 3 3 9 1 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

021GTB

AutoNation, Inc.
2015 Annual Meeting of Stockholders
Thursday, May 14, 2015, 8:00 A.M. Eastern Time
AutoNation, Inc.
200 SW 1st Ave
Ft. Lauderdale, FL 33301
Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AutoNation, Inc.

This proxy is solicited on behalf of the Board of Directors of AutoNation, Inc.

Mike Jackson and Jonathan P. Ferrando, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on May 14, 2015, or any postponements or adjournments thereof, as indicated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. As to any other matter, the proxy holders shall vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

The undersigned hereby acknowledges receipt of the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2014 furnished herewith.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.